UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Consent Revocation Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EDGEWATER TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

N/A

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PRELIMINARY COPY SUBJECT TO COMPLETION

DATED NOVEMBER 10, 2015

EDGEWATER TECHNOLOGY, INC.

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

November [●], 2015

CONSENT REVOCATION STATEMENT BY THE BOARD OF DIRECTORS OF EDGEWATER TECHNOLOGY, INC. IN OPPOSITION TO THE CONSENT SOLICITATION BY LONE STAR VALUE INVESTORS, LP

This consent revocation statement filed on Schedule 14A (the “Consent Revocation Statement”) is furnished by the Board of Directors (the “Board” or “Board of Directors”) of Edgewater Technology, Inc., a Delaware corporation (the “Company,” “Edgewater,” “we,” “us,” or “our”), to the holders of outstanding shares of the Company’s common stock (the “Shares”), par value $0.01 per share, in connection with the Board’s opposition to the solicitation of written stockholder consents by Lone Star Value Investors, LP, a Delaware limited partnership, AMERI Holdings, Inc., a Delaware corporation (“Purchaser”), and the other members of their group (collectively, “Lone Star”).

On June 18, 2015, Purchaser sent a letter to the Company (the “Initial Offer”) proposing to acquire all outstanding Shares at a price of $8.50 per Share consisting of, in the aggregate, 50% cash and 50% shares of Purchaser common stock (the “Purchaser Common Stock”). The Board reviewed the Initial Offer and unanimously determined that the Initial Offer significantly undervalued Edgewater, was not in the best interest of Edgewater stockholders and the Company decided not to pursue the proposed transaction. On June 24, 2015, the Company’s Chief Executive Officer (“CEO”) informed Jeffery E. Eberwein, Chairman of Purchaser, in writing that the Board had elected not to pursue the proposed transaction.

On October 26, 2015, Purchaser submitted an unsolicited offer to acquire all outstanding Shares at a price of $8.50 per Share payable entirely in Purchaser Common Stock, subject to satisfactory completion of due diligence typical for a transaction of this type, obtaining all necessary consents and approvals, waiver of any significant Edgewater anti-takeover provisions, other customary conditions for a transaction of this type and size and the execution of a definitive agreement (the “Revised Offer”). In addition, Lone Star is soliciting consents in order to facilitate the sale of the Company to the highest bidder, whether this highest bidder is Purchaser or another party, by asking you, among other things, to amend the Company’s amended and restated bylaws (the “Bylaws”) in order to remove the Board and replace it with Lone Star’s hand-picked nominees who, according to Lone Star’s consent solicitation statement, would be fully committed to thoroughly exploring all available strategic alternatives including a sale of the Company to the highest bidder. Specifically, Lone Star is asking you for your written consent as to the following proposals (each, a “Proposal” and collectively, the “Proposals”):

(i) Repeal any provision of the Bylaws in effect at the time the Lone Star proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect as of September 26, 2007 and were filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2007;

(ii) Remove without cause five members of the Board, Paul E. Flynn, Paul Guzzi, Nancy L. Leaming, Michael R. Loeb and Wayne Wilson, and any person (other than those elected by the consent of Lone Star) elected or appointed to the Board to fill any vacancy on the Board or any newly created directorships on or after October 26, 2015 and prior to the effectiveness of the Proposals;

(iii) Amend Article II, Section 2 of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of the Company shall be filled exclusively by the stockholders of the Company;

(iv) Amend Article II, Section 1 of the Bylaws, to fix the size of the Board at six members; and

(v) Elect Lone Star’s five nominees—Lenny Alugas, Stephen R. Bova, Robert G. Pearse, Dhruwa N. Rai and Timothy Whelan—to serve as directors of the Company (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees).

THE EDGEWATER BOARD IS COMMITTED TO ACTING IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS AND HAS:

•	UNANIMOUSLY DETERMINED THAT THE REVISED OFFER IS GROSSLY INADEQUATE AND NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND

•	UNANIMOUSLY DETERMINED THAT THE PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS.

ACCORDINGLY, THE BOARD URGES YOU NOT TO SIGN ANY [            ] CONSENT CARD SENT TO YOU BY LONE STAR AND INSTEAD URGES YOU TO SIGN AND RETURN THE WHITE CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned Lone Star’s [            ] consent card, you have the right to change your mind and revoke your consent to the Proposals. Whether or not you have signed Lone Star’s [            ] consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE consent revocation card (the “Consent Revocation Card”) and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not submitted a [            ] consent card, it will help us keep track of the progress of the consent process. Regardless of the number of Shares you own, your consent revocation is important. Please act today.

If your Shares are held in “street name,” only your broker, bank or other nominee can exercise your right to revoke a consent with respect to your Shares. Please contact your broker, bank or other nominee and instruct it to submit a WHITE Consent Revocation Card on your behalf today.

This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to the Company’s stockholders on or about November [●], 2015.

In accordance with Delaware law and the Bylaws, the Board has set November 13, 2015 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Proposals. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Proposals.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF CONSENT REVOCATION MATERIALS IN OPPOSITION TO THE CONSENT SOLICITATION BY LONE STAR

In accordance with the rules of the SEC, the Company is advising its stockholders of the availability on the Internet of the Company’s consent revocation materials in opposition to the consent solicitation by Lone Star. These rules allow companies to provide access to proxy and consent materials in one of two ways. Because the Company has elected to utilize the “full set delivery” option, the Company is delivering to all stockholders paper copies of the consent revocation materials, as well as providing access to those materials on a publicly accessible website. Under Delaware law, the Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the outstanding Shares as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. This Consent Revocation Statement and Consent Revocation Card are available at http://www.edgewater.com.

If you have any questions about giving your consent revocation or otherwise require assistance, please call:

Okapi Partners LLC

1212 Avenue of the America, 24th Floor

New York, New York 10036

Email: info@okapipartners.com

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders Call Toll Free: (855) 305-0856

FORWARD-LOOKING STATEMENTS

Some of the statements in this Consent Revocation Statement and elsewhere constitute forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended. These statements involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, growth, performance, tax consequences or achievements to be materially different from any future results, levels of activity, growth, performance, tax consequences or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed below, as well as those further set forth under the heading “Risk Factors” in the Company’s 2014 Annual Report on Form 10-K as filed with the SEC on March 2, 2015.

The forward-looking statements included in this Consent Revocation Statement and referred to elsewhere are related to future events or the Company’s strategies or future financial performance, including statements concerning the Company’s 2015 outlook, future revenue and growth, customer spending outlook, general economic trends, IT service demand, future revenue and revenue mix, utilization, new service offerings, significant customers, competitive and strategic initiatives, growth plans, potential stock repurchases, future results, tax consequences and liquidity needs. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “believe,” “anticipate,” “anticipated,” “expectation,” “continued,” “future,” “forward,” “potential,” “estimate,” “estimated,” “forecast,” “project,” “encourage,” “opportunity,” “goal,” “objective,” “could,” “expect,” “expected,” “intend,” “plan,” “planned,” “will,” “predict,” or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans or assessments which are believed to be reasonable as of the date of this Consent Revocation Statement. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecasted, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) failure to obtain new customers or retain significant existing customers; (2) the loss of one or more key executives and/or employees; (3) changes in industry trends, such as a decline in the demand for Enterprise Resource Planning and Enterprise Performance Management solutions, custom development and system integration services and/or declines in industry-wide information technology spending, whether on a temporary or permanent basis and/or delays by customers in initiating new projects or existing project milestones; (4) inability to execute upon growth objectives, including new services and growth in entities acquired by the Company; (5) adverse developments and volatility involving geopolitical or technology market conditions; (6) unanticipated events or the occurrence of fluctuations or variability in the matters identified under “Critical Accounting Policies” in our 2014 Annual Report on Form 10-K; (7) delays in, or the failure of, the Company’s sales pipeline being converted to billable work and recorded as revenue; (8) termination by clients of their contracts with the Company or inability or unwillingness of clients to pay for the Company’s services, which may impact the Company’s accounting assumptions; (9) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide the Company’s services; (10) failure to expand outsourcing services to generate additional revenue; (11) any changes in ownership of the Company or otherwise that would result in a limitation of the net operating loss carry forward under applicable tax laws; (12) future proxy contests could be disruptive and costly, and the possibility that activist stockholders may wage proxy contests or gain representation on or control of the Board of Directors could cause disruption and/or uncertainty to the Company’s business, customer relationships and employee retention; (13) the failure of the marketplace to embrace advisory and product-based consulting services; (14) changes in the Company’s utilization levels; and/or (15) pending, threatened or future legal proceedings in connection with the Revised Offer. In evaluating these statements, you should specifically consider various factors described above as well as the risks outlined under Part I—Item IA “Risk Factors” in the Company’s 2014 Annual Report on Form 10-K filed with the SEC on March 2, 2015. These factors may cause the Company’s actual results to differ materially from those contemplated, projected, anticipated, planned or budgeted in any such forward-looking statements.

Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. Except as otherwise required, the Company undertakes no obligation to update any of the forward-looking statements after the date of this Consent Revocation Statement to conform such statements to actual results.

DESCRIPTION OF THE LONE STAR CONSENT SOLICITATION

As set forth in the definitive consent solicitation materials filed by Lone Star on November [•], 2015, as amended (“Lone Star’s Consent Statement”), with the SEC, Lone Star is asking you for your written consent as to the following Proposals:

1.	Repeal any provision of the Bylaws in effect at the time this Proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect as of September 26, 2007 and were filed with the SEC on September 28, 2007;

2.	Remove without cause five members of the Board, Paul E. Flynn, Paul Guzzi, Nancy L. Leaming, Michael R. Loeb and Wayne Wilson, including any person (other than those elected by this consent solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships on or after October 26, 2015 and prior to the effectiveness of the Proposals;

3.	Amend Article II, Section 2 of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of the Company shall be filled exclusively by the stockholders of the Company;

4.	Amend Article II, Section 1 of the Bylaws, to fix the size of the Board at six members; and

5.	Elect Lone Star’s five nominees—Lenny Alugas, Stephen R. Bova, Robert G. Pearse, Dhruwa N. Rai and Timothy Whelan—to serve as directors of the Company (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designed as a nominee by the remaining nominee or nominees).

According to Lone Star’s Consent Statement, the effectiveness of Proposal 5 is conditioned, in part, upon the adoption of Proposal 2, and the effectiveness of Proposals 1, 2, 3 and 4 are not subject to, or conditioned upon, the effectiveness of the other Proposals. If none of the members of (or appointees to) the Board are removed pursuant to Proposal 2, and there are no vacancies to fill, none of the Lone Star nominees can be elected pursuant to Proposal 5. If fewer than five directors are removed pursuant to Proposal 2 and there are more nominees receiving the requisite number of consents to fill vacancies pursuant to Proposal 5 than the number of such resulting vacancies, then Lone Star intends to fill the vacancies in the following order: Stephen R. Bova, Timothy Whelan, Lenny Alugas, Dhruwa N. Rai and Robert G. Pearse.

REASONS TO REJECT LONE STAR’S PROPOSALS

Lone Star’s Consent Statement includes the Proposals, which amend the Bylaws. The approval of the Proposals would, among other things, permit the removal of the current Board and replace them with Lone Star’s hand-picked nominees who would be fully committed to thoroughly exploring all available strategic alternatives including a sale of the Company to the highest bidder. The reasons to reject the Proposals are set forth below.

•	After a thorough review, the Board, in consultation with its financial advisors, determined that AMERI Holdings’ unsolicited offer is grossly inadequate and is not in the best interests of Edgewater shareholders.

•	The Board believes that the offer grossly undervalues Edgewater based upon various factors considered, including input from its independent financial advisors.

•	The offer fails to offer a compelling valuation or meaningful premium, falling well below premiums paid for public companies across the IT-services and broader technology sectors.

Premiums Paid for Public Companies (2010- YTD 2015)

	AMERI	IT Services Median[1]	Technology Median[2]
Previous Close	13.9%	32.2%	40.0%
20-Day VWAP	15.1%	43.8%	43.1%

[1]	Select set of IT Services transactions where the target is comparable to Edgewater
[2]	Transactions in the broader technology sector with equity values between $50-$200 million

•	The Board firmly believes that Edgewater has strong standalone prospects and that continued execution of the Company’s strategic plan will deliver significant long-term value to Edgewater shareholders.

•	Today, Edgewater is uniquely positioned as a strategic and IT consultancy specialized in business advisory, Big Data and Analytics, Enterprise Performance Management (EPM), ERP and CRM systems integration, and Cloud technologies.

•	The Company is successfully executing on its growth strategy to expand its offerings through organic investment and select acquisitions. Edgewater’s capabilities support its clients in enhancing their competitive positioning through digital transformation, implementation of new technologies, and related Cloud strategies.

•	Edgewater serves clients across multiple and rapidly-evolving industries around the world.

•	The Company has successfully grown and diversified its customer base, resulting in a 17.7% CAGR in total revenue from December 31, 2009 through December 31, 2014.

Total Revenue Growth

(1)	Information concerning the Company’s 2009 revenue is set forth in the Company’s annual report, dated March 10, 2014, as filed with the SEC on Form 10-K.
(2)	Information concerning the Company’s 2014 revenue is set forth in the Company’s annual report, dated March 12, 2015, as filed with the SEC on Form 10-K.

•	Recent acquisitions of Branchbird and Zero2Ten represent key enhancements to the Company’s expertise in Big Data and Cloud.

•	Edgewater’s mix of high-value client expertise generates market-leading average revenue per consultant.

•	The Company’s strong and long-standing relationships with its powerhouse channel partners (Microsoft and Oracle) align the Company with critical client needs and substantiate the Company’s value proposition.

•	Edgewater is delivering strong financial performance and shareholder value.

•	Edgewater has delivered strong operating results across key metrics, including total revenue growth, gross margin expansion and Adjusted EBITDA margin expansion since December 31, 2009.

•	The Company also continues to generate strong cash flow and is committed to disciplined capital allocation.

•	The Company’s share price has appreciated more than 150% since December 31, 2009, well above the Company’s self-selected peer group in the technology consulting industry, a select group of U.S.-based IT-services companies and a select group of India-based IT-services companies comparable to the Company.

Share Price Appreciation

Edgewater-Identified Peer Group: Cartesian, Inc. (CRTN); Ciber, Inc. (CBR); The Hackett Group, Inc. (HCKT); L-3 Communications Holdings Inc. (LLL); and Perficient Inc. (PRFT).

Select U.S.-Based IT Services Group: L-3 Communications Holdings Inc. (LLL); Huron Consulting Group Inc. (HURN); Navigant Consulting Inc. (NCI); ICF International Inc. (ICFI); Resources Connection Inc (RECN); Perficient Inc. (PRFT); The Hackett Group, Inc. (HCKT); Ciber, Inc. (CBR); CRA International Inc. (CRAI); Information Services Group, Inc. (III); and Cartesian, Inc. (CRTN).

Select India-Based Mid Tier IT Services Group: Persistent Systems Ltd. (PERSISTENT); KPIT Technologies Ltd. (KPIT); Rolta India Limited (ROLTA); Sonata Software Limited (SONATSOFTW); NIIT Limited (NIITLTD); R Systems International Limited (RSYSTEMS); Infinite Computer Solutions (INFINITE); Nucleus Software Exports Ltd. (NUCLEUS); Mastech Holdings (MHH); 3i Infotech Ltd. (3IINFOTECH); Saksoft Ltd. (SAKSOFT); Omnitech Infosolutions Limited (BOM:532882); Goldstone Technologies Ltd. (GOLDTECH); and Blue Star Infotech Ltd. (BLUESTINFO).

•	Edgewater’s Board is highly engaged and aligned with management on the Company’s path forward.

•	The Board believes the Company has the right strategy and the right management team – which brings extensive knowledge and experience regarding the IT-services industry – to deliver profitable growth and shareholder value.

•	Edgewater’s Board of Directors is composed of highly-qualified individuals committed to driving shareholder returns. The directors bring strong and unique backgrounds with relevant skill sets to guide the Company. The Board is intimately engaged in the Company’s strategy and evaluation of future opportunities.

•	With a significant ownership stake in the Company, management’s interests are directly aligned with shareholders.

The Board strongly believes that the consent solicitation being undertaken by Lone Star is not in the best interests of the Company’s stockholders.

We urge stockholders to reject Lone Star’s consent solicitation and revoke any consent previously submitted.

Please do not delay. In order to ensure that the Board is able to act in your best interests, please mark, sign, date and return the enclosed WHITE consent revocation card as promptly as possible.

BACKGROUND OF THE SOLICITATION

On May 11, 2015, Lone Star Value Investors, LP (“LSVI”) made its first purchase of Edgewater stock in the two years prior to October 26, 2105, which the Company also believes to be the first-ever purchase of Shares by any member of the Lone Star group.

On May 26, 2015, Purchaser, which was then a publicly traded shell company known as Spatializer Audio Laboratories, Inc., acquired Ameri & Partners Inc (“API”). In connection with this transaction, Purchaser changed its name to its present name, AMERI Holdings, Inc. The Company believes that LSVI, one or more of its affiliates or both hold a significant direct or indirect ownership position in Purchaser and held that ownership position prior to Purchaser’s May 26, 2015 acquisition of API.

On June 11, 2015, Timothy Oakes, Edgewater’s Chief Financial Officer (“CFO”), Treasurer and Secretary, had a telephone conversation with Jeffrey Eberwein, who introduced himself as LSVI’s investment manager, during which Mr. Eberwein inquired about the Company’s business strategy and operations, offered to discuss API’s business strategy and operations and indicated that there may be an opportunity for a partnership or business combination between the Company and API. Mr. Oakes agreed to check availability for a possible meeting. Mr. Eberwein sent a follow-up email to Mr. Oakes with additional detail regarding Purchaser’s May 26, 2015 acquisition of API.

On June 13, 2015, Mr. Eberwein sent an email to Mr. Oakes proposing some times for an in-person meeting involving Mr. Oakes, Mr. Eberwein, Giri Devanur, the CEO of API, Shirley Singleton, Edgewater’s Chairman, President and CEO, and a member of the Board. Mr. Eberwein indicated that the meeting would be to discuss a potential business combination involving Edgewater and API. Subsequently, Ms. Singleton, Mr. Oakes and David Clancey, Edgewater’s Vice President, Chief Strategy Officer and Chief Technology Officer, discussed the potential advantages and disadvantages of Mr. Eberwein’s request, and determined that a meeting to discuss a potential business combination would not be productive given the lack of compatibility between the companies’ software platforms and business strategies and in light of the Company’s previous exit from a software channel similar to API’s and decision to continue to focus on Oracle and Microsoft channels while expanding into cloud and big data initiatives.

On June 15, 2015, Mr. Oakes replied to Mr. Eberwein’s email of June 13, 2015, stating that Edgewater did not see Purchaser as a synergistic fit for Edgewater at that time and that the Company would continue to focus on its organic and acquisitive growth strategies.

On June 18, 2015, Mr. Eberwein, acting as Chairman of Purchaser, submitted the Initial Offer to Mr. Oakes in the form of a letter addressed to Ms. Singleton, proposing to acquire all of the outstanding Shares at a price of $8.50 per Share consisting of, in the aggregate, 50% cash and 50% shares of Purchaser Common Stock. Mr. Oakes confirmed receipt of the written proposal on June 18, 2015. Purchaser Common Stock traded at the time on the OTC Pink Market, which is the lowest tier among the three primary tiers of the OTC Markets Group. According to the OTC Markets Group website, the “OTC Pink® marketplace offers trading in a wide spectrum of equity securities through any broker. This marketplace is for all types of companies that are there by reasons of default, distress or design.” The closing price of Purchaser Common Stock on June 18, 2015 was $2.55 per share.

On June 23, 2015, Edgewater management and representatives of Hinckley, Allen & Snyder LLP, Edgewater’s outside counsel (“Hinckley Allen”), reviewed the Initial Offer with the Board via telephonic conference. After extensive discussion, the Board (absent Mr. Flynn) unanimously rejected the Initial Offer and instructed Ms. Singleton to inform Purchaser accordingly.

On June 24, 2015, Ms. Singleton delivered a letter to Mr. Eberwein stating that that Ms. Singleton had presented the Initial Offer to the Board and that the Board was unanimous in its decision not to pursue the proposed transaction.

On August 17, 2015, Edgewater announced the entry into an Asset Purchase Agreement among Edgewater Technology-Branchbird, Inc., a wholly owned subsidiary of the Company, Branchbird, LLC, Andrew Oh, Patrick Rafferty and Daniel Brock to acquire substantially all of the assets of Branchbird, LLC in exchange for upfront cash consideration of approximately $2.8 million, contingent earnout consideration up to approximately $2.4 million and the assumption of certain liabilities. The transaction was consummated on August 17, 2015.

On September 17, 2015, Edgewater publicly announced that the Board had approved an extension of the Company’s stock repurchase program (the “Repurchase Program”) to September 23, 2016. The Repurchase Program, which was originally announced in December 2007 and subsequently amended, was scheduled to expire on September 25, 2015. The Repurchase Program allowed for the repurchase of up to $23.1 million of the Shares, a repurchase authorization amount left unchanged by the Board in connection with this extension of the Repurchase Program. As of September 17, 2015, Edgewater had repurchased approximately $14.3 million of the Shares, leaving a remaining authorization of approximately $8.8 million.

On October 26, 2015, Mr. Eberwein, acting as Chairman of Purchaser, submitted the Revised Offer in the form of an unsolicited letter to Ms. Singleton offering to acquire all of the outstanding Shares at a price of $8.50 per Share payable entirely in Purchaser Common Stock. Ms. Singleton confirmed receipt of the written proposal on October 26, 2015. The Revised Offer was subject to satisfactory completion of due diligence typical for a transaction of this type, obtaining all necessary consents and approvals, waiver of any Edgewater significant anti-takeover provisions, other customary conditions for a transaction of this type and size and the execution of a definitive agreement. We believe that the Revised Offer is also conditional upon the approval of a majority of Purchaser’s stockholders. On October 26, 2015, Purchaser Common Stock was an over-the-counter stock traded on the OTC QB Venture Marketplace. The OTC QB Venture Marketplace is the middle tier among the three primary tiers of the OTC Markets Group. According to the OTC Markets Group website, “[t]he OTCQB® Venture Marketplace is for entrepreneurial and development stage U.S. and international companies.” The closing price of Purchaser Common Stock on October 23, 2015, the last trading day before the date that Lone Star publicly announced the Revised Offer, was $5.01 per share.

Also on October 26, 2015, LSVI delivered written notice of the Proposals and an executed written consent in support of the Proposals to Mr. Oakes, along with a request that the Company establish a record date with respect to the Proposals. On the same date, Lone Star publicly disclosed an aggregate 5.3% ownership interest in the Company by means of an SEC filing on Schedule 13D, filed a preliminary consent solicitation statement with the SEC on Schedule 14A for the purpose of soliciting the consent of Edgewater stockholders in favor of the Proposals (the “Preliminary Consent Solicitation Statement”) and issued a press release announcing Purchaser’s delivery of the Revised Offer and Lone Star’s filing of the Preliminary Consent Solicitation Statement.

Also on October 26, 2015, the Board held a telephonic meeting to discuss the Revised Offer and the Preliminary Consent Solicitation Statement. Representatives from Company management and the Company’s legal advisors, Hinckley Allen and Jones Day, were present at the meeting.

On October 28, 2015, Edgewater reported its results of operations for its third quarter ended September 30, 2015 and held its previously scheduled earnings call to discuss those results.

On October 30, 2015, the Board held a telephonic meeting at which representatives from Company management, Hinckley Allen and Jones Day were present. Counsel reviewed the Board’s fiduciary duties and the Board discussed the hiring of a financial advisor to advise the Board with respect to the Revised Offer and the Preliminary Consent Solicitation Statement.

On November 2, 2015, Edgewater publicly announced the retention of Signal Hill Capital Group LLC (“Signal Hill”) to serve as financial advisor to Edgewater and assist in the Board’s evaluation of the Revised Offer and the Preliminary Consent Solicitation Statement.

On November 4, 2015, Edgewater filed a quarterly report on Form 10-Q with the SEC regarding the Company’s results for the period ending September 30, 2015.

On November 5, 2015, the Board held a telephonic meeting to discuss the setting of the record date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Proposals (the “Record Date”). Representatives from Company management, Hinckley Allen and Jones Day were present at the meeting. After discussion, the Board (absent Messrs. Guzzi and Loeb) unanimously set November 13, 2015 as the Record Date.

On November 6, 2015, Lone Star filed an amended preliminary consent solicitation statement with the SEC on Schedule 14A.

On November 9, 2015, the Board held a telephonic meeting to discuss the Revised Offer and the Proposals. Representatives from Company management Hinckley Allen, Jones Day and Signal Hill were present at the meeting. After discussion, the Board unanimously determined that the Revised Offer grossly undervalued Edgewater, and that it and the Proposals were not in the best interests of Edgewater stockholders.

On November 10, 2015, the Company issued a press release stating that the Board had unanimously determined that the Revised Offer grossly undervalued Edgewater, and that it and the Proposals were not in the best interests of Edgewater stockholders.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

Q:	Who is making this consent revocation solicitation?

A:	The Edgewater Board of Directors.

Q:	What are we asking you to do?

A:	You are being asked (i) to NOT return any [ ] consent card solicited by Lone Star and (ii) to revoke any consent that you may have delivered in favor of any of the Proposals by executing and delivering the WHITE Consent Revocation Card as discussed below.

Q:	If I have already delivered a consent, is it too late for me to change my mind?

A:	No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with the Delaware General Corporation Law (the “DGCL”) and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by executing and delivering a WHITE Consent Revocation Card as discussed in the following question.

Q:	What is the effect of delivering a WHITE consent revocation card?

A:	By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Lone Star or the Company. Even if you have not submitted a [ ] consent card, you may submit a WHITE Consent Revocation Card. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a [ ] consent card, it will help us keep track of the progress of the consent process.

Q:	What is the Board’s recommendation?

A:	The Board of Directors has unanimously determined that the Revised Offer is not in the best interest of the Company’s stockholders because it:

•	significantly undervalues the Company’s long-term prospects and does not adequately compensate stockholders for their Shares;

•	does not compensate the Company’s stockholders for a range of other initiatives being undertaken by Edgewater that will start to meaningfully impact earnings within the next four quarters and beyond; and

•	Offers consideration consisting entirely of an over-the-counter stock that may not be permissible for certain institutional stockholders of the Company to own and may not represent a suitable investment for some individual stockholders of the Company.

The Board has also unanimously determined that the Proposals are not in the best interest of the Company’s stockholders.

Accordingly, the Board urges you to reject Lone Star’s consent solicitation and revoke any consent previously submitted.

Q:	What should I do to revoke my consent?

A:	Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the WHITE Consent Revocation Card. Then, sign and date the enclosed WHITE Consent Revocation Card and return it TODAY or as soon as possible to the Company’s proxy solicitor, Okapi Partners LLC (“Okapi Partners”), in the envelope provided. It is important that you sign and date the WHITE Consent Revocation Card.

Q:	Who is entitled to consent, withhold consent or revoke a previously given consent with respect to the proposals contained in Lone Star’s Consent Statement?

A:	Only the holders of record of the Shares on the Record Date are entitled to consent, withhold consent or revoke a previously given consent with respect to the proposals contained in Lone Star’s Consent Statement. In accordance with Delaware law and the Bylaws, the Board has set November 13, 2015 as the Record Date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Proposals. The Company will be soliciting consent revocations from stockholders of record as of November 13, 2015 and only holders of record of Shares as of the close of business on November 13, 2015 may execute, withhold or revoke consents with respect to Lone Star’s consent solicitation. You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a holder of record of Shares on the Record Date and the consent or revocation was otherwise valid.

Q:	When should I return my Consent Revocation Card?

A:	In order for the Proposals to be adopted, the Company must receive valid, unrevoked consents executed by the holders of a sufficient number of Shares within 60 days of the earliest-dated consent delivered to the Company. On October 26, 2015, Lone Star Value Management LLC delivered an executed consent to the Company. Because the Proposals could become effective before the expiration of the 60-day period, you should promptly return the WHITE Consent Revocation Card.

Q:	What happens if I do nothing?

A:	If you do not execute and send in any consent that Lone Star sends you, you will effectively be voting AGAINST the Proposals. Although submitting a WHITE Consent Revocation Card will not have any legal effect if you have not submitted a [ ] consent card, submitting a WHITE Consent Revocation Card will help us keep track of the progress of the consent process.

If you have validly executed and delivered a [            ] consent card that Lone Star sent you, doing nothing further will mean that you have consented to Lone Star’s Proposals, which means you will effectively be voting FOR the Proposals. If you have executed and delivered a [            ] consent card that Lone Star sent you, the Board urges you to revoke any such consent previously submitted by executing and delivering the WHITE Consent Revocation Card.

Q:	Who should I call if I have questions about the solicitation?

A:	If you have any questions regarding this Consent Revocation Statement or about submitting your WHITE Consent Revocation Card, or otherwise require assistance, please call the Company’s proxy solicitor, Okapi Partners, at Tel: (855) 305-0856 (Toll Free), (212) 297-0720 (Collect).

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Bylaws, the Board has set November 13, 2015 as the Record Date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Proposals. As of the Record Date, there were [●] Shares outstanding, each entitled to one vote per Share.

Only record holders of Shares as of the Record Date are eligible to execute, withhold and revoke consents in connection with the Lone Star Consent Solicitation and this Consent Revocation Statement. Persons beneficially owning Shares through a broker, bank or other nominee, should contact such broker, bank or other nominee and instruct it to execute the WHITE Consent Revocation Card on their behalf. You may execute, withhold or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a holder of record of Shares on the Record Date and the consent or revocation is otherwise valid.

Effectiveness of Consents

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. The Bylaws provide that alteration, amendment or repeal of the Bylaws by the stockholders of the Company requires the approval of a majority of the total outstanding Shares entitled to vote at any annual meeting or at any special meeting. Therefore, in order to be effective, the Proposals require consents signed by stockholders representing a majority of the Shares outstanding as of the Record Date.

Furthermore, under Section 228 of the DGCL and the Bylaws, all consents will expire unless valid, unrevoked consents representing at least a majority of the Shares outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company. On October 26, 2015, Lone Star Value Management LLC delivered an executed consent to the Company.

Because the proposals contained in Lone Star’s Consent Statement could become effective before the expiration of the 60-day period set forth in Section 228 of the DGCL, WE URGE YOU TO ACT PROMPTLY TO RETURN THE WHITE CONSENT REVOCATION CARD.

Effect of WHITE Consent Revocation Card

A stockholder may revoke any previously signed consent by completing, signing, dating and returning to the Company a WHITE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Lone Star. Stockholders are urged, however, to deliver all consent revocations to the Company c/o Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036. The Company requests that if a revocation is instead delivered to Lone Star, a copy of the revocation also be delivered to the Company c/o Okapi Partners at the address set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the WHITE Consent Revocation Card, you will be deemed to have revoked consent to all of the Proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Lone Star or by delivering to Lone Star a subsequently dated [            ] consent card that Lone Star sent to you.

The Company has retained Okapi Partners to assist in communicating with stockholders in connection with the Lone Star consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions regarding this Consent Revocation Statement or about submitting your WHITE Consent Revocation Card, or otherwise require assistance, please call Okapi Partners toll-free at Tel: (855) 305-0856 (Toll Free), (212) 297-0720 (Collect).

You are urged to carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged NOT to sign any [            ] consent cards. Instead, the Company urges you to reject the solicitation efforts of Lone Star by promptly completing, signing, dating and mailing the enclosed WHITE Consent Revocation Card to Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, Tel: (855) 305-0856 (Toll Free), (212) 297-0720 (Collect), Email: info@okapipartners.com. Please be aware that if you sign a [            ] consent card but do not check any of the boxes on the card, you will be deemed to have consented to all of the Proposals in Lone Star’s Consent Statement.

Results of Consent Revocation Statement

The Company will retain an independent inspector of elections in connection with Lone Star’s consent solicitation. The Company intends to notify stockholders of the results of Lone Star’s consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of the solicitation of consent revocations will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s solicitation of consent revocations (other than salaries and wages of officers and employees, but including costs of potential litigation related to the solicitation) will be approximately $[●], of which approximately $[●] has been spent as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations in person, or by telephone or other forms of telecommunication.

The Company has retained Okapi Partners as its proxy solicitor at an estimated fee of up to $[●], plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s common stock. Okapi Partners has advised the Company that approximately 25 of its employees will be involved in the solicitation of revocations by Okapi Partners on behalf of the Company.

Participants in the Company’s Solicitation

Under applicable regulations of the SEC, each director and certain executive officers of the Company are deemed “participants” in the Company’s Consent Revocation Statement. Please refer to the section entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS — Stock Ownership of Directors and Management” for information about our directors and executive officers who may be deemed to be participants.

PROFESSIONAL ADVISORS

The Company has engaged Signal Hill to act as its financial advisor in connection with, among other things, the Board’s analysis and consideration of the Revised Offer. Pursuant to this engagement, the Company has agreed to pay Signal Hill customary advisory fees that will be payable whether or not the Revised Offer is consummated. The Company has also agreed to reimburse Signal Hill’s reasonable expenses, including fees and disbursements of its counsel, and to indemnify Signal Hill and related persons against certain liabilities that may arise out of the engagement, including certain liabilities under the federal securities laws.

Signal Hill is a leading independent investment banking firm serving the M&A and private capital raising needs of growth companies, primarily across the information technology landscape. Founded in 2002, Signal Hill has advised on over 650 M&A and financing transactions involving clients in sectors such as software, IT services, Internet, cloud technology and digital media. Signal Hill has more than 70 professionals in offices across the U.S. and in India.

The Company has retained Sard Verbinnen & Co. LLC (“Sard”) as its public relations advisor in connection with the Revised Offer. The Company has agreed to pay Sard customary compensation for such services. In addition, the Company has agreed to reimburse Sard for its expenses and to indemnify it against certain liabilities relating to or arising out of the engagement.

The Company has engaged Okapi Partners to assist it in connection with the Company’s communications with its stockholders with respect to the Revised Offer. The Company has agreed to pay Okapi Partners customary compensation described under “SOLICITATION OF REVOCATIONS — Cost and Method” and to indemnify it against certain liabilities relating to or arising out of the engagement.

Except as set forth above, neither the Company nor any person acting on its behalf has directly or indirectly employed, retained, or compensated, or currently intends to employ, retain, or compensate, any person to make solicitations or recommendations to the stockholders of the Company on its behalf with respect to Lone Star’s consent solicitation.

APPRAISAL RIGHTS

Holders of Shares do not have appraisal rights under the DGCL in connection with this solicitation of consent revocations.

CURRENT DIRECTORS OF THE COMPANY

Following are the names and ages of our current directors, the year they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Name	Age	Experience
Shirley Singleton	63	Ms. Singleton currently serves as our Chairman, a position she was elected to in July 2005. Ms. Singleton co-founded Edgewater Technology (Delaware), Inc. (“Edgewater Delaware”) in 1992 and served as President of Edgewater Delaware from 1992 until January 2002. Ms. Singleton has served as President and CEO of our Company (the parent company of Edgewater Delaware) from January 2002 to the present. Prior to co-founding Edgewater Delaware, Ms. Singleton held various management positions from 1982 to 1992 at Logica North America and attained the position of Vice President and General Manager of the Northeast region. Ms. Singleton serves on the Technical Oversight Committee for Partners Healthcare, the Board of Trustees for the North Shore Medical Center and the board of The Commonwealth Institute. Ms. Singleton has served as a Director of our Company since June 2001.

Wayne Wilson	66	Mr. Wilson currently serves as our Lead Independent Director, a position he was elected to in September 2005. Mr. Wilson has been an independent business advisor since 2002. From 1995 to 2002, Mr. Wilson served in various roles, including President, Chief Operating Officer and CFO at PC Connection, Inc., a Fortune 1000 direct marketer of information technology products and services. From 1986 until 1995, he was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a director of ARIAD Pharmaceuticals, Inc., FairPoint Communications, Inc. and Hologic, Inc. He previously served as a director of Cytyc Corporation. Mr. Wilson has served as a Director of our Company since May 2003.

Paul E. Flynn	66	Mr. Flynn currently serves as Executive Vice President and Commercial Loan Officer at People’s United Bank, a position he has held since June 30, 2011. From 2007 to June 2011, Mr. Flynn was an Executive Vice President and Commercial Loan Officer at Danversbank. From 2000 to 2007, Mr. Flynn was an Executive Vice President of RBS Business Capital, a division of Citizens Financial Group. From 1986 to 2000, Mr. Flynn was an Executive Vice President for the United States Trust Company. Prior to his time at the United States Trust Company, Mr. Flynn was a Senior Vice President for Patriot Bank, N.A. from 1981 to 1986. From 1977 to 1981, Mr. Flynn was an Assistant Vice President at Chase Commercial Corporation and from 1974 to 1977 Mr. Flynn was an Audit Manager with New England Merchants Bank. Mr. Flynn serves as a Director of the Business Development Corporation of New England. Mr. Flynn was elected as a Director of our Company in July 2005.

Name	Age	Experience
Paul Guzzi	73	Mr. Guzzi has been the Chairman of The Board of the Citi Center for The Performing Arts since June 2015. Mr. Guzzi served as the President and CEO of the Greater Boston Chamber of Commerce from 1996 to June 2015. From 1995 to 1996, Mr. Guzzi was Vice President of State and Community Affairs for Boston College. Prior to his position at Boston College, Mr. Guzzi was a consultant for Heidrick & Struggles, an international recruitment firm from 1994 to 1995. From 1991 to 1993, Mr. Guzzi served as a Vice President at Data General Corporation. Prior to his position at Data General Corporation, Mr. Guzzi was a Senior Vice President at Wang Laboratories from 1981 to 1991. Mr. Guzzi was a State Representative in the Massachusetts Legislature from 1971 to 1974 and the Massachusetts Secretary of State from 1975 to 1978. Mr. Guzzi serves as a Trustee of the Citi Center for the Performing Arts and the Vice Chairman of Blue Cross Blue Shield of Massachusetts. Mr. Guzzi is also a Board member of the Partners HealthCare Corporation and serves as an Advisory Board member for The Boston Club. Mr. Guzzi has served as a Director of our Company since April 2004.

Nancy L. Leaming	68	Ms. Leaming has been an independent consultant since 2005. From June 2003 to June 2005, Ms. Leaming was the CEO and President of Tufts Health Plan, a provider of healthcare insurance. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer since 1998, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/CFO from 1986 to 1995. Prior to joining Tufts Health Plan, Ms. Leaming held a variety of management positions in managed care and banking, including CFO of Matthew Thornton Health Plan. Ms. Leaming currently serves as a director of Biogen Idec and Hologic, Inc. Ms. Leaming joined our Board in December 2005.

Michael R. Loeb	60	Mr. Loeb has been the President and CEO of Loeb Enterprises, a New York-based business development lab, since 2005. Mr. Loeb was the President and CEO of the Synapse Group, Inc., a wholly-owned subsidiary of Time Warner, from 1997 to December 2005. Prior to co-founding the Synapse Group, Inc. and becoming its President in 1991, Mr. Loeb had an eight-year career at Time Warner, where he held a number of positions including Consumer Marketing Director for Sports Illustrated and Vice President of Consumer Marketing of Entertainment Weekly. At Time Warner, he also helped introduce SI for Kids. Mr. Loeb was also responsible for starting the direct response division of Deutsch Agency immediately prior to co-founding the Synapse Group, Inc. Mr. Loeb has served as a Director of our Company since April 2000.

The address of each of the Directors listed above is: c/o Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880.

NAMED EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Experience
Shirley Singleton	63	Chairman, President and CEO. For full biographical information, consult “Current Directors of the Company.”

David Clancey	60	Executive Vice President, Chief Strategy Officer and Chief Technology Officer of our Company since June 2006. Before assuming his current title, Mr. Clancey served as our Executive Vice President—Chief Technology Officer from 2001 to 2006 and as Edgewater Delaware’s Senior Vice President—Chief Technology Officer from 1992 until 2001. Mr. Clancey co-founded Edgewater Delaware in 1992 with Ms. Singleton. Prior to co-founding Edgewater Delaware, Mr. Clancey was a Systems Architect and Chief Technology Officer at Logica North America.

Timothy R. Oakes	47	CFO, Treasurer and Corporate Secretary of our Company since September 2009 and Chief Accounting Officer of our Company since July 2008. Mr. Oakes joined our Company as a Director of Finance in August 2004. Prior to joining Edgewater, Mr. Oakes was a Senior Director of Finance at Symmetricom, Inc. from September 2001 to August 2004. Prior to Symmetricom, Mr. Oakes held various financial management and operational reporting positions with companies in the biotechnology, manufacturing and consulting services industries.

Robin Ranzal-Knowles	48	President of Edgewater Technology-Ranzal, Inc., a subsidiary of the Company (“Ranzal”), since October 2004. Prior to joining Edgewater, Ms. Ranzal-Knowles was the founder, owner and President of Ranzal and Associates, Inc., from March 1996 to October 2004.

Kristin Zaepfel	51	Vice President of Human Resources of our Company since September 2003. Prior to joining our Company, Ms. Zaepfel served as Senior Vice President of Human Resources for Xchange, Inc. from 1998 to 2003. Ms. Zaepfel has also held various Human Resources positions at such organizations as HPR, Inc., Mellon Bank Corporation and The Boston Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnity agreements with our directors and with the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”) which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of our Company, and otherwise to the full extent permitted under Delaware law and our Company’s amended and restated bylaws.

In order to identify and address concerns regarding related party transactions and their disclosures, the Company uses Director and Officer Questionnaires and its conduct and ethics policies. The Company also considers the independence of its directors. The discussion of the independence of the directors is included under “Corporate Governance—Board and Board Committee Matters.”

Director and Officer Questionnaires are distributed to executive officers and directors at the beginning of each fiscal year to identify any potential related-party transactions. Within the questionnaire, executive officers and directors are asked to describe any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, occurring since the beginning of the prior fiscal year, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following had or will have a direct or indirect interest: (i) the individual; (ii) any director or executive officer of the Company; (iii) a nominee for director; (iv) an immediate family member of a director or executive officer of the Company; (v) an immediate family member of a nominee for director; (vi) a security holder of more than 5% of the common stock; or (vii) an immediate family member of the security holder. Responses provided within the questionnaire are reviewed by management of the Company to determine any necessary course of action. No such transaction was entered into as of November [●], 2015.

It is the policy of the Company that all employees, directors and agents maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Guidelines regarding conflicts of interest are detailed in the Company’s Code of Conduct, which was adopted by the Board. The Company’s Code of Conduct policy is available on the Company’s website at www.edgewater.com . All Company employees must deal with vendors, customers and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company. Potential conflicts of interest may arise from any of the following:

•	a direct or indirect financial interest in any business or organization that is a Company vendor or competitor, if the employee or director can influence decisions with respect to the Company’s business with respect to such business or organization; and

•	serving on the board of directors of, or being employed in any capacity by, a vendor, competitor or customer of the Company.

The Audit Committee is authorized to review all conflicts of interest involving directors and executive officers.

Relationships, including business, financial, personal, and family, may give rise to conflicts of interest or the appearance of a conflict. Employees should carefully evaluate their relationships as they relate to Company business to avoid conflict or the appearance of a conflict. To avoid conflicts of interest or the appearance of a conflict:

•	An employee should not work in a position in which he or she has the authority to hire, directly supervise or attempt to influence the employment actions of an immediate family member or romantic partner. Any individual in a supervisory position should not pursue a romantic relationship with any person with whom there is a reporting relationship.

•	Employees and directors should not have an undisclosed relationship with, or financial interest in, any business that competes or deals with the Company; provided that the ownership of less than 1% of the outstanding shares, units or other interests of any class of publicly traded securities is acceptable.

•	Employees are prohibited from directly or indirectly competing, or performing services for any person or entity in competition with, the Company.

•	Employees should comply with the policies set forth in this Code of Conduct regarding the receipt or giving of gifts, favors or entertainment.

•	A full-time employee should obtain the approval of his or her supervisor before serving as a trustee, regent, director or officer of a philanthropic, professional, national, regional or community organization, or educational institution. This policy applies where significant time spent in support of these functions may interfere with time that should be devoted to the Company’s business.

•	Employees may not sell or lease equipment, materials or property to the Company without appropriate corporate authority.

•	Employees should purchase Company equipment, materials or property only on terms available to the general public.

Any employee or director who becomes aware of a conflict is required to bring it to the attention of a supervisor, management or other appropriate personnel.

Directors are expected and required to uphold the same dedication to corporate ethics as the Company’s employees.

If a conflict of interest arises involving an executive officer or director, the Board must approve a waiver to the Code of Conduct and if a director has the conflict, that director must abstain from the approval. Waivers are made on a case-by-case basis. The Board has not adopted a formal written policy with respect to waiving conflict of interests or approving related party transactions. In making this determination, the Board considered the infrequency in occurrence of these transactions. Any waivers to the Code of Conduct granted to an executive officer or director shall be disclosed by the Company on its website at www.edgewater.com.

CORPORATE GOVERNANCE

Board and Board Committee Matters

The Board currently consists of six directors. Wayne Wilson, Paul E. Flynn, Paul Guzzi, Nancy L. Leaming and Michael R. Loeb are all “Independent” directors under the NASDAQ listing standards. In addition, Daniel O’Connell, who served on our Board from August 2009 through the 2014 Annual Meeting of Stockholders, was also considered “Independent” under the NASDAQ listing standards.

As required by the NASDAQ listing standards and our Company’s Corporate Governance Guidelines, the Board must be composed of a majority of Independent directors. The Corporate Governance Guidelines and committee charters are reviewed annually and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. Mr. Wilson serves as the Company’s lead independent director. The lead independent director is responsible for coordinating the activities of the non-management directors, coordinating with the Chairman to set the agenda for Board meetings, chairing meetings of the non-management directors, and leading the Board’s review of the CEO.

The Board currently has three standing committees consisting of: the Governance and Nominating Committee, the Compensation Committee and the Audit Committee. No member of the Audit, Compensation or Governance and Nominating Committee is an employee of the Company or its subsidiaries, and all are independent as defined by the NASDAQ listing standards. Each of the Audit, Compensation and Governance and Nominating Committees has a written charter approved by the Board of Directors. The Board has also adopted Corporate Governance Guidelines, which along with the committee charters provide the framework for the governance of the Company. The committee charters and the Guidelines as well as the Company’s Code of Conduct and Ethics, which applies to all directors, officers and employees, are available under “Corporate Governance” in the Investor Relations section of our Company’s website at www.edgewater.com.

The current members of the Committees are identified below:

Director	Governance and Nominating	Compensation	Audit
Paul E. Flynn		X	X
Paul Guzzi	X (Chair)
Michael Loeb	X
Nancy L. Leaming		X	X (Chair)
Wayne Wilson	X	X (Chair)	X

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are directors Guzzi, who chairs the committee, Loeb and Wilson. Each of these directors is Independent as defined under applicable NASDAQ listing requirements. This Committee’s responsibilities include the selection of potential candidates for the Board and the development and annual review of our Company’s Corporate Governance Guidelines.

Compensation Committee. The current members of the Compensation Committee are directors Wilson, who chairs the committee, Flynn and Leaming. Each of these directors is Independent as defined under applicable NASDAQ listing requirements. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the CEO and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee has retained the services of a compensation consultant and considers recommendations from the CEO with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and, in the case of director compensation, ratified by the Board.

Audit Committee. The current members of the Audit Committee are directors Leaming, who chairs the committee, Flynn and Wilson. The Board of Directors has determined that all members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards and are Independent as defined under the NASDAQ listing requirements and applicable SEC rules. In addition, our Board of Directors has determined that each Audit Committee member qualifies as an “Audit Committee Financial Expert” as defined under SEC rules. The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our Company’s financial statements by our independent registered public accountants. Its duties include, among other things: (1) selecting and retaining our independent registered public accounting firm; (2) reviewing the scope of the audit to be conducted by our independent registered public accountants, as well as the results of their audit; (3) approving non-audit services provided to our Company by the independent registered public accountants; and (4) appraising our financial reporting activities, including our Annual Report on Form 10-K and the accounting standards and principles followed.

Number of Meetings of the Board of Directors and Attendance in 2014

During fiscal 2014, our Board and various Board Committees held the following number of meetings and took the following action by written consent: Board of Directors, seven meetings (three of which were regular meetings, three were special meetings and one was the annual meeting) and no action by written consent; Audit Committee, eight meetings and no action by written consent; Compensation Committee, six meetings and one action by written consent; Governance and Nominating Committee, four meetings and no action by written consent. No director attended fewer than 75% of the aggregate Board meetings and Board Committee meetings on which that director served. In addition, the Board met four times during 2014 in executive session without Ms. Singleton or other members of management present.

Compensation Committee Interlocks and Insider Participation

During 2014, Messrs. Flynn, O’Connell and Wilson and Ms. Leaming served as members of the Compensation Committee. No member of the Compensation Committee is or has ever been one of our officers or an employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Nomination Process

Our Board of Directors has adopted a Governance and Nominating Committee Charter and Corporate Governance Guidelines, each of which includes director nomination policies and provisions that are intended to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nomination policies are administered by the Governance and Nominating Committee of the Board of Directors. The Corporate Governance Guidelines are posted on the Company’s website at www.edgewater.com.

The Board of Directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board of Directors, the Governance and Nominating Committee will take into account our current needs and the expertise needed for board service, including experience and achievement in business, finance, technology or other areas relevant to our activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest including competitive conflict that might impede the proper performance of the responsibilities of a director; independence under SEC and NASDAQ listing standards; service on other boards of directors; sufficient time to devote to Board matters; and ability to work effectively and collegially with other Board members. In the case of incumbent directors, the Governance and Nominating Committee will review such directors’ overall service during their term, including the number of meetings attended, level of participation, and quality of performance during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Governance and Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates. Although the Company does not maintain a separate policy regarding the diversity of the Board, during the director selection process the Governance and Nominating Committee does consider issues of diversity, such as occupation, gender, race and origin, when evaluating directors for nomination.

The Governance and Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Governance and Nominating Committee will consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the Annual Meeting of Stockholders, the Governance and Nominating Committee will consider any written recommendations of director candidates by stockholders received by the Corporate Secretary of the Company in accordance with our Amended and Restated Bylaws not less than sixty (60) nor more than ninety (90) days prior to the anniversary of our previous year’s Annual Meeting of Stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Governance and Nominating Committee, Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, MA 01880, Attn: Corporate Secretary.

The nomination policies are intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Governance and Nominating Committee reviews periodically the nomination policies and anticipates that modifications may be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Governance and Nominating Committee may amend, with the approval of our Board of Directors, the nomination policies included in the Corporate Governance Guidelines at any time, in which case the most current version will be available on our website at www.edgewater.com.

Director Qualifications

The Governance and Nominating Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. The Governance and Nominating Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of achieving this goal. In connection with the director nominations for the 2015 Annual Meeting, the Committee also considered the nominees’ roles in assisting with development and implementation of the Company’s strategic plan.

The Board of Directors believes that each current director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, private equity, finance, marketing and international business. Set forth below are the particular experiences, qualifications, attributes or skills, which led the Company’s Board of Directors to conclude that each director is qualified to serve as a director of the Company. Ms. Singleton, a director since 2001 and the Company’s President and CEO, is the co-founder of Edgewater and has extensive knowledge of the Company’s business, personnel and strategic direction. Ms. Singleton’s long-standing history with, and knowledge of, the Company and more than 30 years of information technology industry experience, led the Governance and Nominating Committee to conclude that her skills and background continue to fit the needs of the Board of Directors and qualified her to continue to serve as a director of the Company.

Mr. Wilson, a director since 2003 and the Company’s Lead Independent Director, has an extensive background in business, public accounting and corporate governance matters. He was a partner in one of the world’s largest accounting firms and the President of PC Connection, Inc., a Fortune 1000, direct marketer of information technology products and services. Additionally, Mr. Wilson has served on the boards of several public companies and has chaired several audit committees. He qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Wilson’s long-standing history with, and knowledge of, the Company, leadership abilities and substantial knowledge of the financial, corporate governance and other matters affecting public companies led the Governance and Nominating Committee to conclude that his skills and background continue to fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. Flynn, a director since 2005, has worked in the banking industry since 1974, most recently as an Executive Vice President of People’s United Bank, a publicly traded financial services company. He also qualifies as an “audit committee financial expert” as defined under SEC rules. Mr. Flynn’s extensive banking background, understanding of financial matters and broad operational experience led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Mr. Guzzi, a director since 2004, currently serves as the Chairman of The Board of the Citi Center for The Performing Arts. He previously served as the President of the Boston Chamber of Commerce and has an extensive business background. Mr. Guzzi’s long-standing history with, and knowledge of, the Company, as well as his experience with other technology companies and extensive business network led the Governance and Nominating Committee to conclude that his managerial and operational experience coupled with his access to business and community leaders fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Ms. Leaming, a director since 2005, has extensive management and leadership experience, having served as an executive officer of various companies and on the boards of other public companies. She has served in various executive management positions, including being the President and CEO of Tufts Health Plan, a provider of healthcare insurance. Ms. Leaming has well-developed leadership skills and provides insights into the healthcare reimbursement and payor market. Additionally, she qualifies as an “audit committee financial expert” as defined under SEC rules. Ms. Leaming’s extensive management experience, understanding of financial issues and knowledge of matters affecting public companies led the Governance and Nominating Committee to conclude that her skills fit with the needs of the Board of Directors and qualified her to continue to serve as a director of the Company.

Mr. Loeb, a director since 2000, has extensive management and leadership experience in early-stage companies. Currently, Mr. Loeb is the President and CEO of Loeb Enterprises, a New York-based business development lab. Prior to this, he was the co-founder, President and CEO of the Synapse Group, Inc., a wholly-owned subsidiary of Time Warner. Mr. Loeb’s solid foundation in strategic development combined with extensive experience in executing initiatives for growth led the Governance and Nominating Committee to conclude that his skills and background fit the needs of the Board of Directors and qualified him to continue to serve as a director of the Company.

Leadership Structure

Combining Chairman and Chief Executive Officer Roles. Our Board of Directors is committed to the principle of independence from management and to the highest standards of corporate governance. None of our directors is a current or former employee of Edgewater except our Chairman, Ms. Singleton. Our Governance and Nominating, Audit and Compensation Committees are composed entirely of independent directors. Our Corporate Governance Guidelines further reflect our strong commitment to independence. In these Guidelines, our Board of Directors has adopted a flexible policy regarding the issue of whether the positions of Chairman and CEO should be separate or combined. This policy allows the Board to evaluate regularly whether the Company is best served at any particular time by having our CEO or another director hold the position of Chairman. If the position of Chairman is not held by an independent director, an independent lead director is elected with powers virtually identical to those of an independent Chairman.

When the Board selected Ms. Singleton as Chairman, it also reaffirmed the strong role of the lead independent director, whose specific duties are described in the “Corporate Governance” section of this Consent Revocation Statement. The powers and duties of Chairman and lead independent director differ only in that the Chairman presides over the normal business portion of the meetings of the Board. Since the lead independent director may call for an executive session of independent directors at any time, and has joint control over the agenda and the information provided to directors for Board meetings, the Board does not believe that the ability to preside over the normal Board meeting business sessions limits the ability of the Board to have open exchanges of views, and to address any issues the Board chooses, independently of the Chairman. In addition, much of the work of the Board is conducted through its committees, none of which is chaired by the Chairman of the Board.

At this time, the Board believes there are a number of important advantages to combining the positions of Chairman and CEO. The CEO is the director most familiar with our business and industry and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the CEO brings Company-specific experience and expertise. Combining the CEO and Chairman positions creates a firm link between management and the Board, promotes the development and implementation of corporate strategy and facilitates information flow between management and the Board, which are essential to effective governance. The Board currently believes that combining the roles of Chairman and CEO contributes to a more efficient and effective Board, does not undermine the independence of the Board, and certainly has no bearing on the ethical integrity of the directors.

Board of Directors’ Oversight of Risk

Our management bears responsibility for the management and assessment of risk at the Company on a daily basis. Management is also responsible for communicating the most material risks to the Board and its committees, who provide oversight of the risk management practices implemented by management. Our full Board provides oversight for risk management, except for the oversight of risks that have been specifically delegated to a committee. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee. In addition, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee, when the Board deems it appropriate. The Board and committee reviews occur principally through the receipt of regular reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

Committees. The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements, internal control over financial reporting and disclosure controls, the performance of the Company’s independent registered public accounting firm and the operation of the Company’s ethics program. The Company’s Compensation Committee maintains initial oversight of risks related to the Company’s compensation practices, including practices related to equity programs, other executive or Company-wide incentive programs and hiring and retention. The Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to independence of Board members and compliance with SEC rules and NASDAQ listing standards with respect to Board and committee composition.

Full Board. At its regularly scheduled meetings, the Board generally receives a number of reports which include information relating to specific risks faced by the Company. As appropriate, the Company’s CEO or other members of senior management provide operational reports, which include risks relating to the Company’s business. At each regularly scheduled Board meeting, the full Board also receives reports from committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time-to-time, such as cyclical or other risks that are not covered in the regular reports given to the Board.

Compensation of Outside Directors

Annual Cash Compensation. Each of the Company’s non-employee directors receives an annual cash retainer of $20,000, payable in four quarterly installments. Each Board member is eligible to receive an additional $1,500 meeting fee for attendance at each meeting above six (6) Board meetings per year. In addition, the following Committee retainer amounts are payable to Committee members.

The Audit Committee Chair receives an annual retainer of $30,000 per year, while Audit Committee members are entitled to receive an annual retainer of $12,500. Each Audit Committee member is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above eight (8) Audit Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Compensation Committee Chair receives an annual retainer of $25,000 per year, while Compensation Committee members are entitled to receive an annual retainer of $12,500. Each Compensation Committee member is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above six (6) Compensation Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Governance and Nominating Committee Chair receives an annual retainer of $20,000 per year, while Governance and Nominating Committee members are entitled to receive an annual retainer of $7,500. Each Governance and Nominating Committee member is eligible to receive an additional $1,000 meeting fee for attendance at each meeting above the estimated four (4) Governance and Nominating Committee meetings per year. The annual retainers are paid in four quarterly installments and are in addition to the annual cash retainer for non-employee directors described above.

The Board’s Lead Independent Director receives a cash retainer of $10,000, payable in four quarterly installments, in addition to the annual cash retainer for non-employee directors described above. Additionally, the Lead Independent Director is entitled to receive all applicable Committee fees, as described above.

Stock Options and Share-Based Awards. Following initial election to the Company’s Board of Directors, non-employee directors are eligible to receive a nonqualified stock option to purchase shares (set at a fixed amount of 20,000 stock options). Following initial election, on the date of each annual stockholders’ meeting thereafter, each outside director that was reelected is eligible to receive additional nonqualified stock options (set at a fixed amount of 5,400 stock options) and share-based awards (set at 2,700 shares) (the “Annual Grant”).

The Annual Grant combination of stock options and share-based awards serves to better align the interests of our directors with the interests of our stockholders and the mix of equity grants provided to the Company’s Named Executive Officers, as well as reduce the annual burn rate of equity awards from existing equity plans and mitigate stock option overhang.

The Board compensation guidelines described above are designed to (a) compensate Committee members through Committee cash retainers in order to provide compensation commensurate with relevant service level commitments for Committee service and (b) set overall Board compensation at a level that is competitive with market norms and peer group median levels, in order to enable the Company to attract potential new directors and provide market-based remuneration for existing directors.

Non-Equity Incentive Plan Compensation. We do not provide Non-Equity Incentive Compensation to our directors.

Pension Benefits. We do not have a pension plan and therefore, do not offer any such pension arrangements to our directors.

Outside Directors Compensation Table for 2014

The following table provides compensation information for the year ended December 31, 2014 for each non-employee member of our Board of Directors:

Director	(1) Fees Earned or Paid In Cash	(2) (3) Stock Awards	(2) (3) Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Paul E. Flynn	$46,500	$20,250	$14,904	$—	$—	$—	$81,654
Paul Guzzi	41,500	20,250	14,904	—	—	—	76,654
Nancy L. Leaming	64,000	20,250	14,904	—	—	—	99,154
Michael R. Loeb	29,000	20,250	14,904	—	—	—	64,154
Daniel O’Connell	22,500	—	—	—	—	—	22,500
Wayne Wilson	76,500	20,250	14,904	—	—	—	111,654

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including quarterly retainer fees and committee membership, chairmanship and/or Lead Independent Director fees as described above.
(2)	On June 4, 2014, each of the non-employee directors received both an option award to purchase 5,400 shares of the Company’s common stock with a grant date fair value of $2.76 per share and a restricted share award representing 2,700 shares of the Company’s common stock with a grant date fair value of $7.51 per share. The amounts in these columns represent the grant date fair value of such share-based awards (the only awards issued in 2014 to our non-employee directors). The reported amounts are calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, “Compensation—Stock Compensation (“ASC Topic 718”). See Note 10 to the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying the valuation of the Company’s equity awards.
(3)	As of December 31, 2014, the aggregate number of unvested stock awards and unexercised stock option awards outstanding totaled 1,350 and 75,000, respectively, for each non-employee director.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the Named Executive Officers presented under “Compensation of Named Executive Officers,” provides an overview and analysis of our compensation programs, the compensation decisions we have made under those programs, and the factors we considered in making those decisions with respect to the compensation earned by our Named Executive Officers. The Compensation Committee of the Board (the “Compensation Committee”) makes all decisions for the total direct compensation—that is, the annual base salaries and benefits; annual incentive compensation; and long-term incentives of the Company’s executive officers, including the Named Executive Officers.

Executive Summary

Edgewater’s operating strategy is based on the philosophy that success in its business sector is best measured by performance in a marathon, not a sprint. Our compensation policies and practices mirror this operating strategy, as compensation incentives are implemented as a direct extension of our operating strategy, and payouts are made only when fundamental operating objectives, including satisfaction of revenue or Adjusted EBITDA-based goals, have been achieved.

The Company’s operating performance has varied from year to year, primarily due to the continuing economic instability and volatile industry demand for information technology-related products and services. Management and the Board annually review Edgewater’s business for the purpose of developing and updating a rolling three-year strategic plan focused on continually improving and broadening the Company’s scale of operations and driving consistent growth in revenue and Adjusted EBITDA over the planning horizon.

As part of our 2014 operating plan, the Company set, and subsequently achieved, several important goals envisioned in our current three-year strategic plan, including:

•	Achieving organic service revenue growth for the fifth consecutive year (14% organic service revenue growth in 2014);

•	Improvement in billable consultant utilization (to 77% in 2014 compared 72% in 2013);

•	Successfully leveraged service revenue growth to offset absence of $2.2 million in 2013 profit margin contribution associated with the Company’s PI2 software revenue;

•	Increasing Adjusted EBITDA by 14% in 2014;

•	Generating solid operating cash flow (5% of 2014 total revenues);

•	Final resolution/settlement of the Fullscope Acquisition-related escrow claims; and

•	Achieved an increase in the Company’s stock price (7% in 2014).

For 2014, the Compensation Committee retained the focus of our annual cash incentive program on achieving targeted annual levels of service revenue and Adjusted EBITDA. The Compensation Committee also determined in consultation with its compensation consultant that for 2014, the most appropriate and efficient long-term equity vehicles for incentivizing our Named Executive Officers were time-based stock options and restricted stock awards. The Compensation Committee included a restricted stock award component in the March 2014 equity grants made to Named Executive Officers as a means of better aligning Named Executive Officer ownership positions with the interests of stockholders, as well as reducing the annual burn rate of equity awards from existing equity plans and mitigating stock option overhang.

At the beginning of 2014, the Compensation Committee established 2014 target bonus opportunities premised on specified service revenue and Adjusted EBITDA levels tied to our budget and individual executive management objectives, as described in greater detail under “Individual Elements of Compensation; 2014 Compensation Decisions.”

Of the total 2014 bonus opportunities for Named Executive Officers, 80% were tied to service revenue and Adjusted EBITDA performance against targets and 20% were tied to other specific individual management performance objective goals.

The Company exceeded the minimum service revenue and Adjusted EBITDA thresholds for 2014 for the management team, excluding Ms. Ranzal-Knowles, whose 2014 Financial Performance Bonus Opportunity was based upon divisional financial metrics.

Ms. Ranzal-Knowles’ Financial Performance Bonus Opportunity was established by the Committee based on the service revenues and Adjusted EBITDA contribution of the Ranzal division of our EPM business (“Ranzal”); employees of Ranzal generally have a bonus opportunity that is calculated utilizing Ranzal service revenue and Adjusted EBITDA contribution. Ranzal’s 2014 service revenue and Adjusted EBITDA levels met the minimum established Financial Performance Targets (as described under “Elements of the 2014 Incentive Bonus Plan Opportunity”), qualifying Ms. Ranzal-Knowles for a payout under this component of her 2014 bonus program.

The combined effects of 2014 service revenue performance and strong Adjusted EBITDA performance yielded above target bonus payouts at 114% of target for all Named Executive Officers, except for Ms. Ranzal-Knowles, who qualified for a partial bonus payout at 88%of target based on performance against her Divisional performance goals. The Compensation Committee approved 2014 bonus payouts for all Named Executive Officers at its meeting on March 6, 2015.

In March 2015, the Compensation Committee authorized an increase in base salary, effective January 1, 2015, for Ms. Singleton (from $425,000 to $450,000), Mr. Clancey (from $375,000 to $400,000), Ms. Ranzal-Knowles (from $350,000 to $375,000), Mr. Oakes (from $300,000 to $325,000) and Ms. Zaepfel (from $200,000 to $215,000). The revised base salaries were set at a level in line with the 50 th percentile (for Ms. Singleton, Mr. Oakes and Ms. Zaepfel) and the 75 th percentile (for Mr. Clancey and Ms. Ranzal-Knowles) for both peer group and market survey data for similar executive roles. Mr. Clancey’s base salary was set at the 75 th percentile in connection with his overall experience and the nature of the multi-faceted roles he maintains within the Company (as they relate to strategy, risk management and technology). Ms. Ranzal-Knowles’ base salary was set between the 50 th and 75 th percentile in recognition of her significant contributions to the continuing growth and development of the Company’s business.

At its meeting on March 6, 2015, the Compensation Committee approved grants of options and restricted stock awards to our Named Executive Officers as follows:

Name	Grant Date	Stock Options Granted	Restricted Stock Awards Granted	Exercise or Purchase Price
Shirley Singleton	3/6/15	40,000	—	$6.99
Shirley Singleton	3/6/15	—	20,000	0.01
David Clancey	3/6/15	40,000	—	$6.99
David Clancey	3/6/15	—	20,000	0.01
Robin Ranzal-Knowles	3/6/15	25,000	—	$6.99
Robin Ranzal-Knowles	3/6/15	—	12,500	0.01
Timothy R. Oakes	3/6/15	37,500	—	$6.99
Timothy R. Oakes	3/6/15	—	18,750	0.01
Kristin Zaepfel	3/6/15	12,500	—	$6.99
Kristin Zaepfel	3/6/15	—	6,250	0.01

The amount of restricted stock and option awards was based on the Compensation Committee’s review and consideration of various factors, including individual performance, annual competitive long-term incentive delivery, total share distribution, constraints within the existing equity compensation plans, wealth creation and total holdings for each specific Named Executive Officer.

Notwithstanding the Company’s compensation philosophy of targeting long-term incentives for our Named Executive Officers near the 50th percentile of peer group and survey market data, the above long-term incentives were delivered between the 25th and 50th percentile because of the Compensation Committee’s consideration of our limited equity plan availability and comparative peer group equity grant burn rates. The long-term incentive awards were granted as a combination of stock options (with a three-year vesting period and a seven year term) and restricted stock awards (with a three-year, service-based vesting period), which the Compensation Committee believes provides the appropriate incentive based upon long-term stock price appreciation.

All of these actions, as described in more detail in the following sections, have been designed to provide our Named Executive Officers with competitive compensation while aligning their incentives with the achievement of substantial improvement in value for our shareholders.

Consideration of 2014 Say-On-Pay Voting Results

The Compensation Committee, when reviewing and determining compensation policies and deciding upon compensation strategies for the Company’s Named Executive Officers, considered the results of stockholder voting on the 2014 non-binding advisory vote to approve Named Executive Officer compensation. With 87% of the votes cast approving the compensation program for our Named Executive Officers, the Compensation Committee concluded that the Company’s stockholders were generally supportive of the Company’s executive compensation decisions and policies and that the Company would continue to adhere to such decisions and policies.

Compensation Philosophy

Our compensation programs are designed to attract, retain and compensate Edgewater’s executive employees, while motivating them to achieve superior performance. Different programs are geared to short- and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs affect all employees by setting general levels of compensation and helping to create an environment of goals, expectations and rewards. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives primarily should reflect their success as a management team, in attaining key operating objectives, such as growth in revenue and growth in earnings before interest, taxes, stock-based compensation expense, depreciation and amortization and other non-recurring charges (or benefits) (“Adjusted EBITDA”), the development of long-term competitive advantage, and, to a lesser extent, individual performance goals and objectives. We believe that the performance of the executives in managing our Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several components, the most important elements of which are set forth in the table below.

	Pay Element	What the Pay Element Rewards	Why Edgewater Uses the Element
Base Salary	Base Salary	Pay for market performance in the executive role. Base salary adjustments allow the Committee to reflect an individual’s performance or changed responsibilities.	• Market practice and competitive factors. • To attract and retain executive talent.

Short-Term Incentives	Annual Executive Incentive Bonuses	Provides benefits for achievement of objective goals and financial success, mainly through revenue growth and Adjusted EBITDA-based objectives, and to a lesser extent individual performance.	• Market practice and competitive factors. • To motivate performance and meet annual goals.

Long-Term Incentives	Stock Options	Focus executives on increasing stock price over a minimum three-year vesting period and a maximum seven-year option term.	Stock options reward executives for increases in stockholder value.

	Restricted Stock	Retain executives over a vesting period (typically over three to five years) by granting underlying shares of Edgewater stock on continued employment during vesting period.	Restricted Stock awards reward past success and can help retain executives in a challenging business environment, and they further align the interests of executives with those of shareholders through direct share ownership.

	Stock Ownership Guidelines	The Company expects its CEO and other Named Executive Officers to satisfy stock ownership guidelines equal to three-times and one-times their base salary, respectively.	Fosters long-term stock ownership and aligns executives’ interests with those of stockholders.

Compensation Consultant

The Company engaged Radford, an Aon Hewitt Company (“Radford”), as an independent compensation consultant (the “Compensation Consultant”) to assist the Committee in the discharge of its duties. Our Compensation Consultant does not perform any services for us other than for the Compensation Committee, and the Compensation Committee retains the right to terminate or replace the Compensation Consultant at any time.

During 2014, our Compensation Consultant provided the Compensation Committee with:

•	evaluation and refinement of the peer group to reflect the Company’s financial profile and current market conditions;

•	comprehensive reviews of the Board’s compensation, including cash retainers and ongoing equity guidelines;

•	comprehensive reviews of our executive compensation programs, including tally sheets reflecting all components of executive compensation;

•	peer group and market survey benchmarking data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, and long-term equity compensation; and

•	recommendations for long-term equity incentives.

In preparing its compensation analyses for 2014, our Compensation Consultant analyzed compensation data from the companies included in our peer group, as well as the published compensation surveys of software products/services and professional/technical services firms with a primary focus on comparable companies with revenues less than $300 million and market capitalizations less than $250 million and a secondary focus on companies having a similar employee headcount profile.

The following is a list of all the companies in our peer group:

Cartesian (formerly The Management Network Group, Inc.)	CSP, Inc.	GSE Systems, Inc.
Guidance Software, Inc.	Information Services Group	Innodata Isogen, Inc.
Limelight Networks, Inc.	Masstech Holdings, Inc.	Mattersight Corp.
NCI Information Systems, Inc.	NetSol Technologies, Inc.	Perficient, Inc.
QAD, Inc.	RCM Technologies, Inc.	Smith Micro Software, Inc.
Synacor, Inc.	The Hackett Group, Inc.	Widepoint Corp.

Changes to the Company’s 2013 peer group for 2014 included the removal of Analysts International Corp. (which was acquired by Cybersystems in October 2013) and Official Payments Corporation (which was acquired by ACI Worldwide in November 2013) and the additions of NCI Information Systems, Inc. and QAD, Inc. (which fall within the selection criteria enumerated above and were added for the purposes of enhancing the peer group).

The 2014 peer group was developed by the Compensation Consultant, with management input, and was formally reviewed with and approved by the Compensation Committee in September 2014, at which time the Company was positioned at the median of the peer group in trailing twelve-month revenues and market capitalization. The Compensation Consultant’s recommendations with respect to base salary, bonus and equity incentive compensation were based on a combination of the broader survey information and available published data for the companies in the peer group.

The Compensation Committee generally seeks to target all elements of direct compensation at or near the 50 th percentile of the peer group data and industry market survey data. Base salaries for Mr. Clancey and Ms. Ranzal-Knowles in 2014 were targeted either at the 75th percentile (for Mr. Clancey) or between the 50th and 75th percentile (for Ms. Ranzal-Knowles) compared to available peer group and market survey data based on their experience, roles and responsibilities in our Company. Actual long-term equity incentive compensation awards were set at lower levels based on the current limited availability of shares for granting under the Company’s equity incentive plans.

Role of the Chief Executive Officer in the Compensation Process

As described elsewhere in this Consent Revocation Statement, the Compensation Committee makes all decisions for the total direct compensation—that is, the annual base salaries and benefits; annual incentive compensation; and long-term incentives of the Company’s executive officers, including the Named Executive Officers, which includes Ms. Singleton, the Company’s President and CEO. As it relates to compensation matters for the Company’s other Named Executive Officers (excluding Ms. Singleton), the Compensation Committee solicits recommendations from Ms. Singleton with regards to information that may be considered by the

Compensation Committee in either the development of compensation programs or the awarding of objective and/or discretionary bonus amounts. The Compensation Committee, however, makes the final decision with respect to executive officer compensation.

Overall Compensation Goals

The goals of our executive compensation program are to:

•	compensate executive employees in a manner that realistically aligns the employee’s interests with the interests of our stockholders;

•	encourage continuation of our Company’s entrepreneurial spirit;

•	reward executives for successful long-term strategic management;

•	recognize outstanding performance; and

•	attract and retain highly qualified and motivated executives.

The Compensation Committee seeks to achieve these goals by setting base salaries for our executives that are competitive with those of our peers and providing incentives that enable total compensation to be in line with peer total compensation levels. Further, we place an important emphasis on “pay for performance,” as we believe that meaningful portions of a total compensation opportunity should be at risk. In addition, Edgewater believes that total compensation should reflect and properly reward outstanding performance, including performance above targeted levels.

We believe the mix of base salary, bonuses, stock option grants and restricted stock awards described below furthers our objectives, is consistent with our philosophy described previously and effectively links executive compensation to our Company’s operational performance.

Consideration Given to Individual Elements of Compensation

The Company’s compensation program for its Named Executive Officers is based upon various individual compensation elements such as base salary, annual incentive compensation and long-term stock awards. When reviewing compensation programs, the Compensation Committee views each of the compensation elements independently, as well as collectively as total direct compensation.

The Compensation Committee annually determines the compensation levels for our Named Executive Officers by considering several factors, including each executive officer’s roles and responsibilities, how the executive officer is performing those responsibilities, our historical and anticipated future financial performance and the compensation practices of companies in our peer group and where appropriate, survey data from a broader index of comparable public companies. The Compensation Committee does not maintain a specific policy or formula when establishing the allocation of total compensation among the various compensation elements (i.e., cash and non-cash compensation). The overall goal of the Compensation Committee is to establish individual compensation elements for its Named Executive Officers that align with the goals described under “Overall Compensation Goals” above, and align the interests of our Named Executive Officers with the interests of our stockholders.

Individual Elements of Compensation; 2014 Compensation Decisions

The current compensation program for the Named Executive Officers is composed of three primary elements: annual base salaries and benefits; annual incentive compensation, in the form of cash bonus awards made under the incentive bonus plan, which is technically part of our 2012 Omnibus Plan; and long-term incentives, consisting of stock options and restricted stock grants.

Annual Base Salaries and Benefits

Annual compensation consists of base salaries and benefits. These elements of Edgewater’s compensation program are intended to provide a degree of compensation certainty to executives by providing a reasonable amount of compensation that is not at-risk for performance.

Base Salaries. In June 2007, the Company entered into employment agreements with Ms. Singleton and Mr. Clancey, which were subsequently amended in December 2010 (as amended, the “Employment Agreements”).

In December 2013, the Company entered into Second Amendments to the Employment Agreements with Ms. Singleton and Mr. Clancey (the “Second Amendments”). The Second Amendments further amended the term, salary and severance provisions in the Employment Agreements. The Second Amendments extended the term of the respective Employment Agreements for an additional term commencing on January 1, 2014 and continuing until December 31, 2016, unless terminated sooner in accordance with the termination provisions of the applicable Employment Agreement.

The Second Amendments also established the following minimum annual base salary levels, subject to potential future increases based upon the review and determination of the Company’s Compensation Committee: Ms. Singleton, $425,000 and Mr. Clancey, $375,000. Ms. Singleton’s revised base salary was set slightly below the 50th percentile compared to our peer group and market survey data. We do not have employment agreements establishing minimum base salaries with any other Named Executive Officer.

Our executive compensation strategy generally is for executives to receive a salary in line with the market, while being eligible for bonuses, stock option grants or restricted stock awards that generally generate value based on Company and individual performance. We believe that competitive base salary levels in combination with performance and stock-based incentives provide our executives with the potential to earn competitive industry total executive compensation levels, if corporate financial performance goals and individual performance goals are achieved.

Base salaries are designed to help attract and retain management talent. To ensure that salary ranges are competitive in the overall marketplace, salary ranges are periodically compared to the salaries paid for comparable positions within companies that compete with our Company for executive talent, including industry competitors, companies of comparable size in our key geographic markets, competitive industry practices, and companies with comparable revenues or profitability in other industries. Our compensation assessment efforts have been assisted by our Compensation Consultant, which conducted benchmark reviews of our Company to a peer group of companies as well as a broader survey of technology industry firms with less than $350 million in revenue (with a median of $168 million). These analyses compared the individual compensation elements, as well as total direct compensation, for each of our Named Executive Officers with peer group and market survey data at the market 25th , 50th and 75th percentiles.

The Compensation Committee generally reviews salaries of the Named Executive Officers in the first calendar quarter of each year to determine if any adjustment is appropriate. In reviewing and establishing salaries for the Named Executive Officers, the Committee considers the Company’s past performance, individual performance and experience and, with respect to the Named Executive Officers other than the CEO, recommendations made by Ms. Singleton. Additional factors considered in setting salary levels are the Committee members’ business judgment about the appropriate level of salary to retain, motivate and reward individual executives and to a certain extent, recommendations by our Compensation Consultant. Baseline amounts under employment agreements also influence base salary compensation levels.

In March 2015, the Compensation Committee authorized an increase in base salary, effective January 1, 2015, for Ms. Singleton (from $425,000 to $450,000), Mr. Clancey (from $375,000 to $400,000), Ms. Ranzal-Knowles (from $350,000 to $375,000), Mr. Oakes (from $300,000 to $325,000) and Ms. Zaepfel (from $200,000 to $215,000). The revised base salaries were set at a level in line with the 50th percentile (for Ms. Singleton, Mr. Oakes and Ms. Zaepfel) and the 75th percentile (for Mr. Clancey and Ms. Ranzal-Knowles) for both peer group and market survey data for similar executive roles. Mr. Clancey’s base salary was set at the 75th percentile in connection with his overall experience and the nature of the multi-faceted roles he maintains within the Company (as they relate to strategy, risk management and technology). Ms. Ranzal-Knowles’ base salary was set between the 50th and 75th percentile in recognition of her significant contributions to the continuing growth and development of the Company’s business.

Benefits. The Company’s Named Executive Officers receive limited benefits that would be considered executive benefits. Most benefits are consistent with those offered generally to employees, which consist of life insurance, travel accident insurance, health insurance, dental insurance, flexible spending accounts, short-term and long-term disability, fitness club reimbursement, and opportunities to participate in Edgewater’s employee stock purchase program and 401(k) plan. Benefits and perquisites include a monthly automobile allowance that is provided to each of our Named Executive Officers (other than Ms. Zaepfel). In general, we believe the benefits described above are competitive with the marketplace. Please refer to “Compensation of Named Executive Officers—Summary Compensation Table” and the related footnotes for additional information about benefits.

Annual Incentive Compensation

Incentive compensation consists of cash bonuses and awards made under the incentive bonus plan, and its objective is to motivate executives annually, and to promote long-term growth. We refer to these opportunities as “bonus” opportunities consistent with historical practice. However, for “Summary Compensation Table” purposes, awards and payouts appear under the column “Non-Equity Incentive Plan Compensation” and not under the “Bonus” column, consistent with SEC rules.

Executive Incentive Bonuses. Future cash bonus payments will be made in accordance with our incentive bonus plan, under which we set annual incentive goals at meetings of the Compensation Committee in conjunction with the release of our prior year financial results. Our incentive bonus plan represents an important element of our compensation strategy, since achieving performance targets enables our executives to attain total current compensation in line with peer pay levels. In contrast, failure to achieve performance targets may result in total current compensation for our executives falling below, possibly substantially below, peer compensation levels.

Elements of the 2014 Incentive Bonus Plan Opportunity . For the 2014 fiscal year, the Committee established the following cash bonus opportunities and objectives for the Named Executive Officers:

Component	Minimum Financial Performance Target	Financial Performance Target	Maximum Financial Performance Target	Weighting of Applicable Components for All Named Executive Officers, Excluding Ms. Ranzal- Knowles	Weighting of Applicable Components for Ms. Ranzal- Knowles
	(Amounts In Millions)
Company service revenue (1)	$87.2	$96.9	$106.6	40%	—%
Company Adjusted EBITDA (1)	$7.5	$8.4	$9.2	40%	—%
Divisional service revenue (1)	$50.1	$55.6	$61.2	—%	40%
Divisional Adjusted EBITDA (1)	$10.2	$11.4	$12.5	—%	40%
Individual Performance Bonus Opportunity (2)				20%	20%

(1)	80% of the aggregate bonus opportunity was authorized for satisfaction of financial-based performance objectives (the “Financial Performance Bonus Opportunity”), for which

•	up to 50% of the Financial Performance Bonus Opportunity was dependent upon the satisfaction of Adjusted EBITDA goals; and

•	up to 50% of the Financial Performance Bonus Opportunity was dependent upon the satisfaction of service revenue goals, and in furtherance of this objective goal, the Committee established specified performance target levels for service revenue and for Adjusted EBITDA, which we refer to collectively as “Financial Performance Targets” and individually as the “Financial Performance Target.”

Service revenue and EBITDA Thresholds for Named Executive Officers, Excluding Ms. Ranzal-Knowles:

In fiscal year 2013, our service revenue was $84.6 million. The minimum performance threshold related to service revenue in our 2014 Financial Performance Bonus Opportunity ($87.2 million) represented a year-over-year increase in service revenue of approximately 3%, while the maximum performance threshold for our 2014 Financial Performance Bonus Opportunity ($106.6 million) represented a year-over-year increase in service revenue of approximately 26%.

In fiscal year 2013, our Adjusted EBITDA was $7.9 million. The minimum performance threshold related to Adjusted EBITDA in our 2014 Financial Performance Bonus Opportunity ($7.5 million) represented a year-over-year decrease of approximately 4%, which was due to the absence (in fiscal year 2014) of $2.2 million in profit contribution generated during fiscal year 2013 by the Company’s PI2 software revenue, while the maximum performance threshold related to Adjusted EBITDA in our 2014 Financial Performance Bonus Opportunity ($9.2 million) represented a year-over-year increase of approximately 17%.

Service revenue and EBITDA Thresholds for Ms. Ranzal-Knowles:

The performance of Ms. Ranzal-Knowles with respect to divisional service revenue and Adjusted EBITDA performance was measured against targets established by the Compensation Committee. Ms. Ranzal-Knowles’ divisional revenue target applicable to Ranzal was $55.6 million. Ms. Ranzal-Knowles’ divisional Adjusted EBITDA target applicable to Ranzal was $11.4 million.

(2)	20% of the aggregate bonus opportunity is discretionary, and was authorized for satisfaction of individual management performance objectives (the “Individual Performance Bonus Opportunity”) that were specifically set for each executive. The Committee established the following individual management objectives for the Named Executive Officers:

Ms. Singleton	Individual management objectives were designed to reward the acceleration of the business planning process.

Mr. Clancey	Individual management objectives were designed to reward the enhancement and strengthening of the Company’s internal risk management process/oversight of large scale delivery projects.

Ms. Ranzal-Knowles	Individual management objectives were designed to reward the development of new EPM-related revenue streams and the continued improvement of the EPM division’s foreign operations.

Mr. Oakes	Individual management objectives were designed to reward the development and implementation of rolling twelve-month quarterly forecasting process.

Ms. Zaepfel	Individual management objectives were designed to reward the strategic hiring of key personnel, while reducing recruitment costs.

2014 Financial Performance Bonus Opportunity. The 2014 Financial Performance Bonus Opportunity was established to reward executives for achieving certain goals for (1) service revenue (targeted at $96.9 million) and (2) Adjusted EBITDA (targeted at $8.4 million). In accordance with the bonus plan, the established goals could be achieved independently, such that a payout could be made for exceeding the minimum service revenue goal, but not the minimum Adjusted EBITDA goal. Conversely, a payout could be made for exceeding the minimum Adjusted EBITDA goal, but not the minimum service revenue goal. The bonus plan was also designed to provide additional incentives for overachievement beyond target goals, so that more than 100% of each target goal could be paid out if overachievement occurred.

2014 Individual Performance Bonus Opportunity. The 2014 Individual Performance Bonus Opportunity was established on an individual basis for each Named Executive Officer based upon the expected professional contribution of each functional executive position and the impact of such contribution on the overall strategic and operational goals of the Company. This constituted 20% of the aggregate total eligible bonus opportunity of each of our Named Executive Officers.

Total Eligible Bonus Opportunity. The aggregate total eligible bonus opportunity for each of the Named Executive Officers was determined in relation to a percentage of base salary.

For 2014, the total eligible bonus opportunity for the Named Executive Officers was as follows:

Executive	Aggregate Eligible Bonus as a % of Salary	$ Amount of Aggregate Eligible Bonus Opportunity
Shirley Singleton	100%	$425,000
David Clancey	100%	375,000
Robin Ranzal-Knowles	100%	350,000
Timothy R. Oakes	75%	225,000
Kristin Zaepfel	40%	80,000

2014 Bonus Award Payments . In March 2015, the Compensation Committee evaluated the extent to which individual elements of the 2014 Incentive Bonus Plan Opportunity had been earned and determined the amount of bonuses payable. In 2014, Financial Performance Bonus Opportunities were focused on the attainment of service revenue and Adjusted EBITDA targets; for these purposes, Adjusted EBITDA includes all applicable incentive bonus plan expense accruals. The Compensation Committee’s review was based on its knowledge of the Company, its contact with the executives throughout the year and reviews of Company and individual executive officer performance. An executive officer must be employed by the Company as of the date any bonus is paid, in order to be eligible to receive it.

	Financial Performance Bonus Opportunity
Named Executive Officer	Company/ Divisional Service Revenue	Company/ Divisional Adjusted EBITDA	Individual Performance Bonus Opportunity	Total Bonus Opportunity	Bonus as % of Target
Shirley Singleton:
At Target	$170,000	$170,000	$85,000	$425,000	100%
Achieved	167,097	230,987	85,000	483,084	114%
David Clancey:
At Target	150,000	150,000	75,000	375,000	100%
Achieved	147,438	203,812	75,000	426,250	114%
Robin Ranzal-Knowles:
At Target	140,000	140,000	70,000	350,000	100%
Achieved	105,827	116,711	70,000	292,538	84%
Timothy R. Oakes:
At Target	90,000	90,000	45,000	225,000	100%
Achieved	88,463	122,287	45,000	255,750	114%
Kristin Zaepfel:
At Target	32,000	32,000	16,000	80,000	100%
Achieved	31,453	43,480	16,000	90,933	114%

The Company’s Named Executive Officers, with the exception of Ms. Ranzal-Knowles, qualified for payment in excess of the baseline targets established under the Financial Performance Bonus Opportunity. During 2014, service revenue and Adjusted EBITDA levels exceeded the established Financial Performance Targets, qualifying the Named Executive Officers for a bonus payout under the 2014 Financial Performance Bonus Opportunity.

Ms. Ranzal-Knowles qualified for a partial payment under the Ranzal Financial Performance Bonus Opportunity. During 2014, service revenue and Adjusted EBITDA levels for Ranzal exceeded the established Minimum Financial Performance Targets for Ranzal, qualifying Ms. Ranzal-Knowles for a partial payout of her 2014 Financial Performance Bonus Opportunity.

Each of the Named Executive Officers qualified for a bonus payment under the Individual Performance Bonus Opportunity. The Compensation Committee, based on consideration of input from Ms. Singleton, its knowledge of the Company, its contact with the executives throughout the year and a review of each individual Named Executive Officer’s performance, determined each individual Named Executive Officer qualified for a bonus payment in connection with the satisfactory achievement of each officer’s individual management objectives.

2015 Bonus Authorization. On December 15, 2014, the Compensation Committee, following the Board’s review and approval of the Company’s 2015 business plans, established and approved the Financial Performance Bonus Opportunity targets and Individual Performance Bonus Opportunity objectives for Named Executive Officers for 2015. The Compensation Committee established aggregate total eligible target bonus opportunities for the Named Executive Officers at the following amounts: Ms. Singleton, $450,000; Mr. Clancey, $400,000; Ms. Ranzal-Knowles, $375,000; Mr. Oakes, $243,750; and Ms. Zaepfel, $86,000. These authorizations were made after due consideration of management’s assessment of market conditions and the Company’s prospects and business plans for 2015. Financial Performance Bonus Opportunities and Individual Performance Bonus Opportunities for 2015 will be weighted in a fashion similar to that described above (for 2014) under “Elements of the 2014 Incentive Bonus Plan Opportunity.” The Company’s 2015 Financial Performance Bonus Opportunities for our Named Executive Officers will continue to have an evenly distributed emphasis between service revenue growth and Adjusted EBITDA expansion. The continued emphasis on service revenue growth in 2015 is largely reflective of the importance service revenue growth will have on the attainment of 2015 business plan objectives. Payouts, if any, under the 2015 incentive bonus plan will require year-over-year growth in both service revenue and Adjusted EBITDA.

For 2015, the total eligible bonus opportunity for the Named Executive Officers will be as follows:

Component	Weighting of Applicable Components for All Named Executive Officers, Excluding Ms. Ranzal- Knowles	Weighting of Applicable Components for Ms. Ranzal-Knowles
Company service revenue	40%	—%
Company Adjusted EBITDA	40%	—%
Divisional service revenue	—%	40%
Divisional Adjusted EBITDA	—%	40%
Individual Performance Bonus Opportunity	20%	20%

Long-Term Stock Awards

We have granted in the past, and we intend to grant or award in the future, to our executives and other key employees, stock options and restricted stock awards. Options have been, and will be, granted at an exercise price equal to the closing sales price of our common stock, as reported on NASDAQ, on the date of grant, and on such dates consistent with the policy described under “— Timing Stock-Based Incentive Awards .” Options have no monetary value to the executives unless the market price of our common stock increases above the exercise price. Restricted stock awards, although having immediate value upon the date of the award, are subject to time vesting provisions, which generally require an executive to remain with our Company during the time vesting period, before being able to access the value of any such awards. Although we have not done so in the past, we may base vesting of future option grants or restricted stock awards on an objective analysis of various performance criteria. Restricted stock awards have historically been awarded at the par value of our Company’s common stock, which is $0.01 per share.

The value of long-term stock awards is primarily based on the performance of Edgewater common stock and therefore is designed to align the executives’ interests with those of the Company’s stockholders. A stock option is the right to purchase shares of common stock of the Company generally within seven to ten years after the date of grant.

In general, the Company’s long-term stock awards are based on each executive’s historical contributions, experience and tenure with the Company, past and expected future contributions to the Company, and in part after examining the competitive marketplace.

As part of its review of Named Executive Officer compensation, the Compensation Committee reviewed tally sheets, prepared by its Compensation Consultant, showing total 2014 compensation, the estimated value of equity awards at their grant date and the realized value from equity awards and severance benefits in connection with termination of the executive’s employment under various scenarios. As part of this review, the Compensation Committee also considered the potential value of outstanding equity awards over a range of stock prices and the value of any retirement benefits. In addition, the benchmark data provided by our Compensation Consultant indicated that the long-term equity component of our executive compensation program was lower than the median value of long-term incentives provided to peer group executives.

At its meeting on March 5, 2014, the Compensation Committee awarded each of Ms. Singleton and Mr. Clancey options to acquire 40,000 shares of our common stock, each of Ms. Ranzal-Knowles and Mr. Oakes options to acquire 25,000 shares of our common stock and Ms. Zaepfel options to acquire 12,500 shares of our common stock, all at an exercise price of $6.89 per share. Additionally, the Compensation Committee awarded each of Ms. Singleton and Mr. Clancey restricted stock awards of 20,000 shares of our common stock, each of Ms. Ranzal-Knowles and Mr. Oakes restricted stock awards of 12,500 shares of our common stock and Ms. Zaepfel restricted stock awards of 6,300 shares of our common stock, all at a purchase price of $0.01 per share. The Compensation Committee included a restricted stock award component in the March 2014 equity grants made to Named Executive Officers as a means of better aligning Named Executive Officer ownership positions with the interests of stockholders, as well as reducing the annual burn rate of equity awards from existing equity plans and mitigating stock option overhang.

The Compensation Committee anticipates making additional equity awards to each of our Named Executive Officers in order to bring their long-term compensation in line with market benchmarks and to further align their interests with our stockholders’ interests. In general, the Compensation Committee anticipates that future equity awards to Named Executive Officers will be made annually in March in conjunction with establishing annual performance goals for cash and equity incentive programs and at such other times as the Compensation Committee may deem appropriate based upon the availability of shares for granting under the Company’s equity incentive plans.

Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End ” tables and the related footnotes for additional information about long-term stock awards.

Consideration Given to Annual and Long-Term Incentive Awards

After reviewing the Company’s prior year-end financial results, the Committee decides whether to grant individual cash bonuses and long-term stock awards, and determines the amount of these bonuses and awards, based on the factors previously discussed. The Committee’s review of total compensation opportunities is based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance, with a primary focus on overall Company performance and a secondary focus on individual performance, as well as market and competitive factors.

The Committee also compares the Company’s performance to that of its peer competitors. Additionally, companies with comparable revenues in our industry, as well as similar industries, are also surveyed to ensure that executive compensation is competitive in the overall marketplace. The Compensation Committee believes that the Company should provide total compensation to its executives that is competitive among its peers in order to continue attracting and retaining the most talented people. The Compensation Committee considers the foregoing performance factors in making individual compensation decisions. The Committee also applies its own business judgment in light of these factors (and in certain circumstances, the recommendations made by its Compensation Consultant) in making final incentive award determinations.

Potential Payments Upon Termination and/or Change in Control

The Second Amendments to the Employment Agreements with Ms. Singleton and Mr. Clancey amended certain severance and change in control provisions of the Employment Agreements. Each Second Amendment provides that, if the executive is terminated without cause or terminates his or her employment for good reason (in each case, absent a change of control of the Company), then the Company is required to pay to the executive a lump sum payment equal to two (2) times the executive’s annual base salary in effect at the time of such termination plus an amount equal to the executive’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs. In no event will the bonus paid exceed one (1) year’s annual base salary for the executive. The total amounts due will be payable in two installments: (a) thirty (30) days after the date of such termination, a first payment equal to the greater of (i) $510,000 or (ii) two (2) times the executive’s annual base salary in effect at the time of such termination; and (b) six months after the date of such termination, a second payment equal to the excess of (i) the amount of the severance payment, over (ii) the amount paid under section (a) above (the “Severance Payment Provisions”). Prior to the Second Amendments, each Employment Agreement provided that, under such circumstances of termination, the Company would pay a lump sum amount equal to two (2) times the executive’s annual base salary in effect at the time of such termination plus an amount equal to the executive’s cash bonus paid for the year immediately preceding the year in which termination of employment occurs.

Each Second Amendment also provides that, if the executive’s employment with the Company is terminated following a change in control, either by the Company, which is not for cause, or by the employee for good reason, then the Company is required to pay to the executive a lump sum payment equal to two (2) times the executive’s annual base salary in effect at the time of such termination plus an amount equal to the executive’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs. In no event will the bonus paid exceed one (1) year’s annual base salary for the employee. The total amounts due will be paid in accordance with the Severance Payment Provisions. Prior to the Second Amendments, each Employment Agreement provided that, under such circumstances of termination following a change in control or by the executive for good reason, then the Company would be required to pay the executive a lump sum amount equal to two (2) times the executive’s annual base salary in effect at the time of such termination plus an amount equal to the executive’s cash bonus paid for the year immediately preceding the year in which termination of employment occurs.

In December 2013, the Company also made very technical amendments to the change in control agreements with each of Mr. Oakes, the Company’s CFO, and Ms. Ranzal-Knowles, the President of Edgewater Technology-Ranzal, Inc. The amended language provides that if, at the time of termination, the employee is a “specified employee”, as defined in Treasury Regulations, Sec 1.409A-1(i), then severance payments will be delayed for a period of six months after the date of termination. Additional information regarding severance and other change in control benefits is provided in the section entitled “Compensation of Named Executive Officers” elsewhere in this Consent Revocation Statement.

The Company provides a level of severance benefits that the Compensation Committee believes is necessary to provide a competitive compensation package to these senior executives. Maintaining these arrangements enables the Company to attract and retain senior executives, provide senior executives with a degree of certainty regarding their future employment relationship, and ensure the continued commitment of senior executives in the event of a potential or actual change in control. Payments upon a change in control also further align the interests of the executives with those of the stockholders. Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of the stockholders, and helps ensure stability in the event of a change in control of the Company.

The Compensation Committee further believes that the level of severance benefits and vesting of outstanding equity awards under the employment agreements, including multiples of pay, are consistent with market practice and necessary for the Company to be competitive in attracting and retaining talent in the Company’s industry, and are also commensurate with each senior executive’s level of responsibility.

Tax Considerations

The Compensation Committee intends to structure grants of equity and annual bonuses to certain Named Executive Officers, who may be subject to Code Section 162(m), in a manner that qualifies these grants as “performance-based” compensation under that Section. Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1.0 million paid to certain of the corporation’s Named Executive Officers in any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit, if the compensation plan is approved by the corporation’s shareholders and if other specified requirements are met. The 1996 Plan, as amended, 2008 Plan and 2012 Omnibus Plan were approved by the Company’s stockholders at our May 8, 1998, June 11, 2008 and June 6, 2012 Annual Stockholders’ Meetings, respectively, and were designed to meet the requirements of Section 162(m) with respect to stock option awards. The 2000 Plan and the 2003 Plan, however, have not been approved by the Company’s stockholders. As a result, stock option grants or restricted stock awards to certain executive officers under the 2000 and 2003 Plans (if they cause the executive’s compensation to exceed $1.0 million in any one year) might not be fully deductible under Section 162(m). Since December 2009, stock options have been granted to Ms. Singleton and Mr. Clancey from the 2000 Plan; these options will be treated for tax purposes as compensation paid in the year of their exercise. Because the 2000 Plan was not approved by the Company’s stockholders, the compensation expense arising upon the exercise of the options held by Ms. Singleton and Mr. Clancey may not be fully deductible by the Company. For 2014, compensation paid to our employees was fully deductible under Section 162(m). The Committee reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued there under, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Accounting Considerations

The Compensation Committee also considers the effects certain types of equity awards have on the financial statements of the Company. The Company reports share-based compensation expense related to all equity awards in accordance with the fair value recognition provisions of ASC Topic 718.

Risk Assessment

The Compensation Committee annually evaluates whether our executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that our compensation programs do not motivate imprudent risk taking and the risks arising from these programs are not reasonably likely to have a material adverse effect on Edgewater.

Timing of Stock-Based Incentive Awards

The Company historically has not formalized a set program, plan or practice to time equity awards, including option grants, to its Named Executive Officers or directors in coordination with the release of material non-public information. Commencement of Service Awards are typically timed to coincide within 90 days of the start date of such new employee or director or promoted employee. Aside from Commencement of Service Awards, the grant date of option awards to a Named Executive Officer typically occurs after the public release of prior year-end financial results. In addition, directors receive automatic grants of options at each Annual Meeting of Stockholders at which they are re-elected to the Board by stockholders.

Restricted stock awards have been made at the discretion of the Compensation Committee; they have been awarded in tandem with the grant of options in 2014, 2013, 2007 and 2006. In general, future equity awards to Named Executive Officers are expected to be authorized in a given fiscal year during the first quarter, after the release of prior year financial results and at the regularly scheduled March meeting of the Board of Directors and Compensation Committee.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

This section describes the compensation paid, or payable, for the last three fiscal years to our President and CEO, our CFO and each of our three most highly compensated executive officers (other than our CEO and CFO) serving in such positions on December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary	(1) Stock Awards	(1) Option Awards	(2) Non-Equity Incentive Plan Compensation	(3) All Other Compensation	Total
Shirley Singleton Chairman, President and Chief Executive Officer	2014 2013 2012	$425,000 424,418 399,005	$137,600 131,147 —	$100,000 92,500 134,300	$483,084 295,773 171,987	$23,129 23,650 23,687	$1,168,813 967,488 728,979

David Clancey Executive Vice President, Chief Strategy Officer and Chief Technology Officer	2014 2013 2012	375,000 374,418 349,005	137,600 131,147 —	100,000 92,500 134,300	426,250 260,976 150,489	28,577 28,048 29,094	1,067,427 887,089 662,888

Robin Ranzal-Knowles President of Edgewater Technology-Ranzal, Inc.	2014 2013 2012	350,000 348,836 300,000	86,000 78,772 —	62,500 55,500 189,250	292,538 307,117 318,024	23,661 23,005 22,956	814,699 813,230 830,230

Timothy R. Oakes Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary	2014 2013 2012	300,000 298,836 250,000	86,000 78,772 —	62,500 55,500 189,250	255,750 156,586 80,619	24,291 23,749 23,078	728,541 613,443 542,947

Kristin Zaepfel Vice President, Human Resources	2014 2013 2012	200,000 199,418 174,702	43,344 36,872 —	31,250 25,900 45,450	90,933 55,675 30,098	18,086 17,195 16,257	383,613 335,060 266,507

(1)	Amounts are based on the aggregate grant date fair value of stock awards and stock option awards made to the Named Executive Officers in the applicable year. The reported amounts are calculated in accordance with the provisions of ASC Topic 718. See “Item 8—Financial Statements and Supplementary Data—Note 10” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying the valuation of the Company’s equity awards.
(2)	Represent amounts earned by each Named Executive Officer under the Company’s performance-based annual incentive plan. Refer to “Compensation Discussion and Analysis” elsewhere herein.
(3)	Items include (a) matching contributions made to the Company’s 401(k) plan on behalf of the Named Executive Officers; (b) medical, dental and disability insurance; (c) excess life insurance for Mr. Clancey; and (d) a monthly automobile allowance that was provided to our CEO, President of Edgewater Technology-Ranzal, Inc., Chief Strategy and Technology Officer, Chief Operating Officer and CFO.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during 2014.

Name	Grant Date (4)(5)	(1) Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			(2) All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	(3) Exercise or Base Price of Option Awards	Closing Price of Stock on Grant Date	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Shirley Singleton	—	$255,000	$425,000	$595,000	$—	$—	$—	—	—	$—	$—	$—
	3/5/14	—	—	—	—	—	—	—	40,000	6.89	6.89	100,000
	3/5/14	—	—	—	—	—	—	20,000	—	—	6.89	137,600
David Clancey	—	225,000	375,000	525,000	—	—	—	—	—	—	—	—
	3/5/14	—	—	—	—	—	—	—	40,000	6.89	6.89	100,000
	3/5/14	—	—	—	—	—	—	20,000	—	—	6.89	137,600
Robin Ranzal -Knowles	—	210,000	350,000	490,000	—	—	—	—	—	—	—	—
	3/5/14	—	—	—	—	—	—	—	25,000	6.89	6.89	62,500
	3/5/14	—	—	—	—	—	—	12,500	—	—	6.89	86,000
Timothy R. Oakes	—	135,000	225,000	315,000	—	—	—	—	—	—	—	—
	3/5/14	—	—	—	—	—	—	—	25,000	6.89	6.89	62,500
	3/5/14	—	—	—	—	—	—	12,500	—	—	6.89	86,000
Kristin Zaepfel	—	48,000	80,000	112,000	—	—	—	—	—	—	—	—
	3/5/14	—	—	—	—	—	—	—	12,500	6.89	6.89	31,250
	3/5/14	—	—	—	—	—	—	6,300	—	—	6.89	43,344

(1)	These awards are described in detail under “Compensation Discussion and Analysis—Annual Incentive Compensation; Total Eligible Bonus Opportunity.”
(2)	Each Named Executive Officer paid $0.01 per share of restricted stock.
(3)	The exercise price of the stock option awards is equal to the closing price of the Company’s common stock as reported on NASDAQ Global Market on the date of grant.
(4)	Stock option grants made to Named Executive Officers on March 5, 2014 were issued as follows: Ms. Singleton 40,000 options from the 2000 Plan; Mr. Clancey 40,000 options from the 2000 Plan; Ms. Ranzal-Knowles 25,000 options from the 2012 Omnibus Plan; Mr. Oakes 25,000 options from the 2012 Omnibus Plan; and Ms. Zaepfel 12,500 options from the 2012 Omnibus Plan.
(5)	Restricted share awards issued to Named Executive Officers on March 5, 2014 were issued from the 2012 Omnibus Plan.

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises and the vesting of stock awards for Named Executive Officers during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	(1) Value Realized on Exercise	Number of Shares Acquired on Vesting	(2) Value Realized on Vesting
Shirley Singleton	—	$—	10,433	$71,466
David Clancey	—	—	10,433	71,466
Robin Ranzal-Knowles	20,000	34,100	6,266	42,922
Timothy R. Oakes	7,500	16,050	6,266	42,922
Kristin Zaepfel	—	—	2,933	20,091

(1)	Value realized is calculated as the aggregate market value on the exercise date of the shares of the common stock received upon exercise of options, less the aggregate exercise price of options (calculated before payment of any applicable withholding or income taxes).
(2)	Value realized is calculated as the aggregate market value on the date of vesting of the shares with respect to which restrictions lapsed during 2014 (calculated before payment of any applicable withholding or income taxes).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity awards for Named Executive Officers as of December 31, 2014.

	Option Awards						Stock Awards
Name	Grant Date (1)	Vesting Period (In Years)	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
			Exercisable	Unexercisable
Shirley Singleton	3/10/06	3.00	90,000	—	$6.18	3/10/16	—	$—
	12/10/09	3.00	185,000	—	2.84	12/10/16	—	—
	6/16/10	3.00	75,000	—	2.84	6/16/17	—	—
	3/9/11	3.00	100,000	—	3.15	3/9/18	—	—
	3/26/12	3.00	56,667	28,333	3.73	3/26/19	—	—
	3/6/13	3.00	20,834	41,666	4.20	3/6/20	—	—
	3/5/14	3.00	—	40,000	6.89	3/5/21	—	—
	3/6/13	3.00	—	—	—	—	20,867	156,711
	3/5/14	3.00	—	—	—	—	20,000	150,200

David Clancey	3/10/06	3.00	59,000	—	6.18	3/10/16	—	—
	12/10/09	3.00	185,000	—	2.84	12/10/16	—	—
	6/16/10	3.00	75,000	—	2.84	6/16/17	—	—
	3/9/11	3.00	100,000	—	3.15	3/9/18	—	—
	3/26/12	3.00	56,667	28,333	3.73	3/26/19	—	—
	3/6/13	3.00	20,834	41,666	4.20	3/6/20	—	—
	3/5/14	3.00	—	40,000	6.89	3/5/21	—	—
	3/6/13	3.00	—	—	—	—	20,867	156,711
	3/5/14	3.00	—	—	—	—	20,000	150,200

Robin Ranzal-Knowles	12/10/09	3.00	50,000	—	2.84	12/10/16	—	—
	6/16/10	3.00	15,000	—	2.84	6/16/17	—	—
	3/9/11	3.00	42,526	—	3.15	3/9/18	—	—
	3/7/12	3.00	9,597	4,799	3.52	3/7/19	—	—
	3/26/12	3.00	28,333	14,167	3.73	3/26/19	—	—
	9/26/12	3.00	55,000	27,500	4.04	9/26/19	—	—
	3/6/13	3.00	12,500	25,000	4.20	3/6/20	—	—
	3/5/14	3.00	—	25,000	6.89	3/5/21	—	—
	3/6/13	3.00	—	—	—	—	12,534	94,130
	3/5/14	3.00	—	—	—	—	12,500	93,875

Timothy R. Oakes	12/10/09	3.00	50,000	—	2.84	12/10/16	—	—
	3/9/11	3.00	75,000	—	3.15	3/9/18	—	—
	3/26/12	3.00	28,334	14,166	3.73	3/26/19	—	—
	9/26/12	3.00	55,000	27,500	4.04	9/26/19	—	—
	3/6/13	3.00	12,500	25,000	4.20	3/6/20	—	—
	3/5/14	3.00	—	25,000	6.89	3/5/21	—	—
	3/6/13	3.00	—	—	—	—	12,534	94,130
	3/5/14	3.00	—	—	—	—	12,500	93,875

Kristin Zaepfel	3/10/06	3.00	14,500	—	6.18	3/10/16	—	—
	3/9/11	3.00	5,000	—	3.15	3/9/18	—	—
	3/26/12	3.00	7,000	3,500	3.73	3/26/19	—	—
	9/26/12	3.00	13,000	6,500	4.04	9/26/19	—	—
	3/6/13	3.00	5,834	11,666	4.20	3/6/20	—	—
	3/5/14	3.00	—	12,500	6.89	3/5/21	—	—
	3/6/13	3.00	—	—	—	—	5,867	44,061
	3/5/14	3.00	—	—	—	—	6,300	47,313

(1)	Options granted to the Named Executive Officers prior to April 13, 2007 are ten-year options. Options granted to the Named Executive Officers on or after April 13, 2007 are seven-year options. Options granted vest in equal annual installments over a three-year period. Restricted share awards vest in equal annual installments over a three-year period.

Employment, Severance and Change in Control Agreements

The Compensation Committee believes that it is in the Company’s best interest as well as the interests of its stockholders to offer severance and change in control benefits to certain of its Named Executive Officers. Edgewater competes for talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The Compensation Committee believes that providing severance and change in control benefits to its Named Executive Officers reduces any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. In addition, the income security provided by competitive severance and change in control arrangements helps minimize distractions caused by uncertain personal financial circumstances during the negotiation of a potential change in control transaction, a period of time requiring focused and thoughtful leadership to ensure a successful outcome.

Employment Agreements for Ms. Singleton and Mr. Clancey: On June 12, 2007, the Company entered into three-year employment agreements with Ms. Singleton and Mr. Clancey. On December 17, 2010, each employment agreement was amended to update salary and severance provisions and extend the term for an additional three years. On December 4, 2013, each employment agreement was further amended to update salary and severance provisions and extend the term for an additional three years. The employment agreements, as amended, for Ms. Singleton and Mr. Clancey are collectively referred to as the “Employment Agreements” and separately as an “Employment Agreement.” Ms. Singleton’s Employment Agreement currently provides for and governs her services as the Company’s President and CEO through December 31, 2016, unless terminated sooner in accordance with its terms. Mr. Clancey’s Employment Agreement currently provides for and governs his services as the Company’s Executive Vice President, Chief Strategy Officer and Chief Technology Officer through December 31, 2016, unless terminated sooner in accordance with its terms.

The Employment Agreements provide for a minimum annual base salary and a bonus to be determined annually based on incentives and performance targets with respect to the Company, as determined by the Compensation Committee. Annual bonuses, if any, will be paid in cash.

The Employment Agreements establish the following minimum annual base salary levels, subject to potential future increases based upon the review and determination of the Company’s Compensation Committee: Ms. Singleton, $425,000 and Mr. Clancey, $375,000.

The Employment Agreements contain a covenant not to compete with the Company, concerning its business, non-solicitation of employees and customers during the term of the agreement and for the twelve-month period immediately following termination with the Company; provided, however, that the period is reduced to a six-month period if the Company terminates the employee without cause or the employee resigns for “Good Reason” following a “Change in Control” (each as defined below).

In accordance with the terms of the Employment Agreements, if either Ms. Singleton or Mr. Clancey is terminated without cause or either Ms. Singleton or Mr. Clancey terminates his or her respective employment for Good Reason (as defined below) in the absence of a Change in Control involving the Company, then the Company is required to (i) make a lump sum payment equal to two (2) times the employee’s annual base salary in effect at the time of such termination plus an amount equal to the employee’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs (in no event will the bonus paid exceed one (1) year’s annual base salary for the employee), (ii) accelerate the vesting of all options and restricted stock awards so that all unvested options and restricted stock awards shall become immediately vested and exercisable, and (iii) continue employee’s healthcare, life insurance and disability coverage for a period of two years following such termination. “Good Reason” generally means the assignment of any duties inconsistent with his or her position, authority, duties or responsibilities, a change in location of employment or requirement to travel, other actions involving a material diminution in position, authority, duties or responsibilities, a material reduction in compensation and/or benefits or Company non-compliance with material provisions of the agreement. A “Change in Control” includes the following events: (1) any person, other than the Company or an employee benefit plan of the Company, acquiring 50% or more of the voting power of the

Company’s outstanding voting securities; (2) certain specified majority changes in Board composition; and (3) stockholder approval of specified mergers, business combinations, reorganizations or plans of liquidation.

If either Ms. Singleton or Mr. Clancey is terminated without cause or if either of these officers terminates his or her employment for Good Reason during the term of the Employment Agreement after a Change in Control, then as to the affected officer, the Company is required to (i) make a lump sum payment equal to two (2) times the employee’s annual base salary in effect at the time of such termination plus an amount equal to the employee’s bonus target for the calendar year immediately preceding the calendar year in which termination of employment occurs (in no event will the bonus paid exceed one (1) year’s annual base salary for the employee), (ii) accelerate the vesting of all options and restricted stock awards so that all unvested options and restricted stock awards shall become immediately vested and exercisable, and (iii) continue employee’s healthcare, life insurance and disability coverage for a period of two years following such termination.

Change in Control Agreement for Ms. Ranzal-Knowles: On September 15, 2010, the Company entered into a severance agreement with Ms. Ranzal-Knowles (the “Original Knowles Severance Agreement”) under which the Company would be obligated to pay, in certain circumstances, (i) severance pay for a period of six months of her annual base salary then in effect, together with six months continued coverage under the Company’s medical and dental plans, (ii) a lump sum payment in an amount equal to one-half of the annual performance bonus paid by the Company during the preceding fiscal year and (iii) full vesting of all stock option grants in the event Ms. Ranzal-Knowles’ employment were terminated by the Company without “cause” within one year following a “change in control” of the Company.

On December 4, 2013, the Company entered into a restated severance agreement with Ms. Ranzal-Knowles (the “Restated Knowles Severance Agreement”), which provided for the modification of the payment provisions associated with amounts due to Ms. Ranzal-Knowles under the provisions of the Original Knowles Severance Agreement in the event she is deemed to be a “specified employee,” as defined in the Treasury Regulations.

Under the Restated Knowles Severance Agreement, “cause” is defined as (1) the employee’s material breach of any provision of the Company’s Confidentiality and Non-Disclosure Agreement, (2) following notice and an opportunity to be heard on the subject, a determination that the employee has willfully failed and refused to comply with the material and reasonable directives of the Company or breached her fiduciary duties to the Company, (3) employee’s failure to meet written performance standards established by the President and CEO of the Company from time to time which the employee has failed to cure within 90 days after receipt of written notice of nonperformance from the Company, (4) the employee’s gross negligence or willful or intentional misconduct, or (5) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to the employee, or any other criminal activity which materially affects the employee’s ability to perform her duties or materially harms the reputation of the Company.

Change in Control Agreement for Mr. Oakes: On July 21, 2008, the Company entered into a severance agreement with Mr. Oakes (the “Original Oakes Severance Agreement”) under which the Company would be obligated to pay Mr. Oakes, in certain circumstances, his annual base pay then in effect, for a period of six months, together with six months of continued coverage under the Company’s medical and dental plans, in the event his employment were terminated by the Company without “cause” within one year following a Change in Control of the Company.

On December 4, 2013, the Company entered into a restated severance agreement with Mr. Oakes (the “Restated Oakes Severance Agreement”), which provided for the modification of the payment provisions associated with amounts due to Mr. Oakes under the provisions of the Original Oakes Severance Agreement in the event he is deemed to be a “specified employee,” as defined in the Treasury Regulations.

Under the Restated Oakes Severance Agreement, “cause” is defined as (1) the employee’s material breach of any provision of the Company’s Confidentiality and Non-Disclosure Agreement, (2) following notice and an opportunity to be heard on the subject, a determination that the employee has willfully failed and refused to comply with the material and reasonable directives of the Company or breached his fiduciary duties to the Company, (3) employee’s failure to meet written performance standards established by the President and CEO of the Company from time to time which the employee has failed to cure within 90 days after receipt of written notice of nonperformance from the Company, (4) the employee’s gross negligence or willful or intentional misconduct, or (5) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony with respect to the employee, or any other criminal activity which materially affects the employee’s ability to perform his duties or materially harms the reputation of the Company.

Potential Termination Payments and Equity Awards

The Employment Agreements for certain of our Named Executive Officers, as described above, generally provide for cash payment in the event that their employment with the Company is terminated in certain circumstances by the Company without cause or by such Named Executive Officer for Good Reason (1) outside of a Change in Control and (2) in connection with a Change in Control. Similarly, the severance agreements for Ms. Ranzal-Knowles and Mr. Oakes provides for cash payment in event his or her employment with the Company is terminated without cause or in connection with a Change in Control. The potential payouts each Named Executive Officer may be eligible to receive in either instance under their respective employment agreements is calculated based upon the measurement criteria described above.

If the Named Executive Officers covered by employment agreements or severance agreements had their employment terminated as of December 31, 2014, the Named Executive Officers would have been eligible to receive payments, depending upon whether the termination was for Good Reason or based upon a Change in Control, as set forth in the following table.

Termination Payout Table

The following table sets forth information concerning termination payouts for Named Executive Officers as of December 31, 2014. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if the events set forth in the table below occur.

	Potential Termination Payments
	Without Cause or for Good Reason (2)				Change of Control
					Termination (3)		Other	Total
Name	Salary and Bonus	(4) Benefits	(5) Option Award Acceleration	Total	Salary and Bonus	(4) Benefits	(5) Option Award Acceleration	Total
Shirley Singleton (1)	$1,275,000	$16,522	$576,724	$1,868,246	$1,275,000	$16,522	$576,724	$1,868,246
David Clancey (1)	1,125,000	43,064	576,724	1,744,788	1,125,000	43,064	576,724	1,744,788
Robin Ranzal-Knowles	—	—	—	—	328,559	11,227	454,380	794,166
Timothy R. Oakes	—	—	—	—	150,000	10,305	435,228	595,533
Kristin Zaepfel	—	—	—	—	—	—	173,524	173,524

(1)	Potential termination payments for Ms. Singleton and Mr. Clancey as of December 31, 2014 are calculated in connection with the terms and provision of the Employment Agreements.
(2)	Represents circumstances involving termination without cause or for Good Reason outside of any Change in Control.
(3)	Represents circumstances involving termination without cause or for Good Reason in connection with a Change in Control.
(4)	Consists of health, dental and life insurance coverage for a period of twenty-four months, as provided for under Ms. Singleton’s and Mr. Clancey’s Employment Agreement and for a period of six months under Ms. Ranzal-Knowles and Mr. Oakes’ respective change in control agreements. The reported value is based upon the type of insurance coverage we carried for each Named Executive Officer as of December 31, 2014 and is valued at the premiums in effect on December 31, 2014.
(5)	Certain unvested outstanding equity awards contain acceleration provisions, and assuming the applicability and operation of such provisions as of December 31, 2014, the Named Executive Officer could have realized the following values from acceleration (based on the closing price of $7.51 on December 31, 2014 over any applicable exercise price or par value payment obligation for such accelerated awards).

Stock Ownership Guidelines

In March 2005, the Company’s Compensation Committee established stock ownership guidelines, as ratified by the Company’s Board, for the Company’s directors and Named Executive Officers (the “Management Group”). The objective of the stock ownership guidelines was to increase the Management Group’s equity stake in the Company and more closely align their interests with those of our stockholders.

For Named Executive Officers, the guidelines required, within a three-year period, each Named Executive Officer, excluding the Company’s CEO, to attain an investment position representative of a weighted combination of directly owned shares, vested “in-the-money” stock options and/or restricted stock awards, in Edgewater stock equal to the sum of their annual base salary. The guidelines further required, within the same three-year period, the Company’s CEO attain an investment position equal to three times her annual base salary. Once attained, an executive’s guideline does not change as a result of changes in his or her base salary or fluctuations in the Company’s common stock price.

For directors, the guidelines provide that each director must own 5,000 shares of the Company’s common stock. Each new Director elected to the Board has two years from the effective date of his or her appointment to directly own 5,000 shares of the Company’s stock. Apart from the above, we have created no incentives, disincentives or facilitative programs in connection with the stock ownership guidelines.

Each Director and Named Executive Officer currently required to be compliant with the ownership guidelines has attained compliance with applicable stock ownership guidelines and no other actions are required now or in the future.

Stockholder Communications with the Board

The Board of Directors welcomes communications from stockholders. Parties interested in the Company and the operation of the Board or its Committees, in addition to contacting management, may contact the Chairman of the Board, the Lead Independent Director or the Independent directors as a group by directing requests for such contact through the Company’s Corporate Secretary at “Board of Directors/Non-Employee Directors, Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, MA 01880, Attn: Corporate Secretary”. Communications by e-mail should be addressed to board@edgewater.com and marked “Attention: Corporate Secretary” in the “Subject” field. Requests for contact, except for those stockholder communications that are outside the scope of Board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the intended recipient, shall be directed by the Company’s Corporate Secretary to (a) the intended recipient or (b) the Lead Independent Director (or Chairman of the Board, if such Chairman is an Independent director), who shall, subject to advice and assistance from the Company’s legal advisors, (i) be primarily responsible for monitoring communications from shareholders and other interested parties and (ii) provide copies or summaries of such communications to the other directors as he or she considers appropriate.

Annual Meeting Attendance

Directors are required, absent compelling circumstances, to attend our Annual Meeting of Stockholders. All directors attended our 2014 Annual Meeting of Stockholders.

Code of Ethics

The Company has adopted a code of ethics that applies to our directors, officers and employees. This code of ethics (which we refer to as a “code of conduct”) may be accessed and reviewed through the Company’s website at www.edgewater.com. Any amendments to, or waivers from, any provisions of the code of conduct which apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions, will be disclosed on our website promptly following the date of any such amendment or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, directors, executive officers and persons holding more than 10% of the Shares must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Consent Revocation Statement those persons who did not file these reports when due. Based solely on our review of the copies of these forms received by us or written representations furnished to us, we believe that, for the reporting period covering our 2014 fiscal year, our executive officers and directors complied with all their reporting requirements under Section 16(a) for this fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors in its oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm (which is also referred to in this document as the independent auditors), and the Company’s internal financial and accounting controls. The Audit Committee has the sole authority and responsibility to select, evaluate and replace the Company’s independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

The Audit Committee met eight times during 2014. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the Company’s independent auditors. The Audit Committee discussed with the independent auditors the overall scope and plans for its audits. The Audit Committee regularly met privately with the independent auditors, who have unrestricted access to the Audit Committee.

The Audit Committee has reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2014 and has discussed them with both management and the independent auditors. The Audit Committee also discussed with management and the independent auditors the process used to support certifications by the Company’s CEO and CFO that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC.

The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditors its independence from the Company. When considering the auditors’ independence, the Audit Committee considered whether their provision of services to the Company, beyond those rendered in connection with their audit of the Company’s consolidated financial statements and review of the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, were compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the audit and non-audit services performed by the independent auditors, and approved the amount of fees paid for such services.

Based on the reviews and discussions described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Audit Committee:

Nancy L. Leaming, Chairman

Paul E. Flynn

Wayne Wilson

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to pre-approval procedures. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

The Audit Committee considers whether the provisions of these services is compatible with maintaining the auditor’s independence, and has determined such services for 2014 and 2013 were compatible.

OTHER INFORMATION REGARDING PARTICIPANTS

Except as described in this Consent Revocation Statement, to the best of the Company’s knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of our subsidiaries; (ii) owns any securities of the Company of record but not beneficially; (iii) has purchased or sold any of such securities within the past two years; or (iv) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this consent revocation statement, to the best of the Company’s knowledge, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Consent Revocation Statement, to the best of the Company’s knowledge, neither the Company nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this consent revocation statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Consent Revocation Statement, to the best of the Company’s knowledge, none of the Company, the participants or any of their affiliates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Consent Revocation Statement, to the best of the Company’s knowledge, none of the Company, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by the Company or our affiliates or with respect to any future transactions to which the Company or any of our affiliates will or may be a party.

Other than as set forth in this Consent Revocation Statement, there are no material legal proceedings in which any of the directors or executive officers of the Company is a party adverse to the Company or any of our subsidiaries, or proceedings in which such directors or executive officers have a material interest adverse to the Company or any of our subsidiaries. None of the Company or any of the other participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years. Subject to certain limitations, the Bylaws and separate indemnification agreements that we have entered into would require that we indemnify and advance certain litigation expenses to the directors and officers of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Stock Ownership of Directors and Management

The following table sets forth, as of November [●], 2015 (except as noted otherwise), information as to the beneficial ownership of our common stock by all directors, our Named Executive Officers and our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares		Percentage of Total (1)
Directors and Executive Officers
Shirley Singleton	[860,481	](2)	[6.9	%]
David Clancey	[816,381	](2)	[6.5	%]
Robin Ranzal-Knowles	[439,386	](2)	[3.6	%]
Timothy R. Oakes	[308,830	](2)	[2.6	%]
Wayne Wilson	[152,755	](2)	[1.3	%]
Michael R. Loeb	[135,755	](2)	[1.1	%]
Paul E. Flynn	[126,455	](2)	[1.1	%]
Nancy L. Leaming	[105,755	](2)	*
Kristin Zaepfel	[101,684	](2)	*
Paul Guzzi	[89,755	](2)	*
Directors and Executive Officers as a group (10 persons)	[3,137,237	]	[22.4	%]

*	Less than 1%.
(1)	The percentages shown with respect to any identified individual or group are calculated by dividing: (i) the sum of (a) the number of shares of common stock actually owned as of November [●], 2015 plus (b) the number of shares of common stock that may be acquired through the exercise of stock options within 60 days thereof (“Currently Exercisable Options”) by (ii) the sum of [●] shares of common stock outstanding as of November [●], 2015, plus the amount referenced in clause (i)(b) for such individual or group.
(2)	Includes the following shares subject to Currently Exercisable Options, as of November [●], 2015: Ms. Singleton [590,001]; Mr. Clancey [559,001]; Ms. Ranzal-Knowles [252,756]; Mr. Oakes [255,834]; Mr. Wilson [73,650]; Mr. Loeb [53,650]; Mr. Flynn [73,650]; Ms. Leaming [73,650]; Ms. Zaepfel [58,834] and Mr. Guzzi [73,650].

Principal Stockholders

The following table sets forth information regarding ownership of outstanding Shares by those individuals, entities, or groups who have advised us that they own more than five percent (5%) of our outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares	Percent of Total(1)
GAMCO Investors, Inc., et al. (2) One Corporate Center Rye, New York 10580-1435	2,214,359	19.1%

Ariel Investments, LLC (3) 200 E. Randolph Drive, Suite 2900 Chicago, Illinois 60601	1,832,030	15.8%

Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	980,932	8.4%

Lone Star Value Management, LLC (5) 53 Forest Avenue, 1st Floor Old Greenwich, Connecticut 06870	625,000	5.3%

(1)	The percentages shown with respect to any identified individual or group are calculated by dividing: (i) the number of shares of common stock actually owned as of November [●], 2015 by (ii) the [11,777,921] shares of common stock outstanding as of November [●], 2015.
(2)	These securities are owned by various institutional investors, which include Mario J. Gabelli, Gabelli Funds, LLC, GAMCO Asset Management, Inc., MJG Associates, Inc., GGCP, Inc., GAMCO Investors, Inc. and Teton Advisors, Inc. (collectively “Gabelli”). Each of these entities holds certain of the shares for investment for one or more accounts over which it has shared, sole or both investment and/or voting power for its own account, or both. Information set forth above and in this note (2) is based on Gabelli’s Schedule 13D/Amendment No. 27 filing with the SEC on October 2, 2014.
(3)	These securities are owned by investment companies, trusts and accounts, to which Ariel Investments, LLC (“Ariel”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements the Exchange Act, Ariel is deemed to be a beneficial owner of such securities. Information set forth above and in this note (3) is based upon Ariel’s Schedule 13G/Amendment No. 6 filing with the SEC on February 13, 2015.
(4)	These securities are owned by investment companies, trusts and accounts, to which Dimensional Fund Advisors Inc. (“Dimensional”) serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (4) is based upon Dimensional’s Schedule 13G/Amendment No. 13 filing with the SEC on February 5, 2015.
(5)	Information regarding share ownership was obtained from the Schedule 13D filing with the SEC on October 26, 2015 by the following Reporting Persons: Lone Star Value Investors, LP (“LSVI”), Lone Star Value Investors GP, LLC (“LSVI GP”), Lone Star Value Management, LLC (“LSVM”), Jeffrey E. Eberwein, AMERI Holdings, Inc. (“Purchaser”), Ameri & Partners Inc. (“API”), Lenny Alugas, Stephen R. Bova, Robert G. Pearse, Dhruwa N. Rai, and Timothy Whelan. LSVI GP serves as the general partner of LSVI. LSVM serves as the investment manager of LSVI and a certain managed account (“Managed Account”). Mr. Eberwein serves as the manager of LSVI GP and the sole member of LSVM. As of the close of business on October 26, 2015, LSVM, as the investment manager of LSVI and the Managed Account, may be deemed the beneficial owner of (i) 600,000 Shares owned by LSVI and (ii) 25,000 Shares held in the Managed Account. Each of the Reporting Persons, as a member of a “group” with the other Reporting Persons for purposes of Rule 13d-5(b)(1) of the Exchange Act may be deemed to beneficially own the shares of our common stock owned by the other Reporting Persons.

RECENT TRANSACTION HISTORY OF PARTICIPANTS

The following table sets forth a list of all purchases and sales of our securities made during the last two years by persons (other than the Company) who may be deemed participants in our solicitation of consent revocations. These transactions do not include the surrender of Shares for the payment of taxes, gifts or transfers to related entities that do not constitute a disposition of beneficial ownership.

Name	Acquisition or (Sale)	Date	Description
David Clancey	2,200	20-Aug-15	Open market purchase
Shirley Singleton	2,200	20-Aug-15	Open market purchase
Paul Guzzi	20,000	12-Jun-15	Same-Day Sale Option Exercise
Paul Guzzi	(20,000)	12-Jun-15	Same-Day Sale Option Exercise
Michael Loeb	2,700	3-Jun-15	RSA Award/Issuance
Nancy Leaming	2,700	3-Jun-15	RSA Award/Issuance
Paul E. Flynn	2,700	3-Jun-15	RSA Award/Issuance
Paul Guzzi	2,700	3-Jun-15	RSA Award/Issuance
Wayne Wilson	2,700	3-Jun-15	RSA Award/Issuance
Paul E. Flynn	20,000	3-Jun-15	Option Exercise & Hold
Wayne Wilson	20,000	3-Jun-15	Option Exercise & Hold
Nancy Leaming	14,000	19-May-15	Same-Day Sale Option Exercise
Nancy Leaming	(14,000)	19-May-15	Same-Day Sale Option Exercise
Michael Loeb	20,000	17-Mar-15	Option Exercise Hold
David Clancey	20,000	6-Mar-15	RSA Award/Issuance
Robin Ranzal-Knowles	12,500	6-Mar-15	RSA Award/Issuance
Shirley Singleton	20,000	6-Mar-15	RSA Award/Issuance
Timothy R. Oakes	18,750	6-Mar-15	RSA Award/Issuance
Kristin Zaepfel	6,250	6-Mar-15	RSA Award/Issuance
Robin Ranzal-Knowles	15,951	12-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	(15,951)	12-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	800	11-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	(800)	11-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	700	10-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	(700)	10-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	300	9-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	(300)	9-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	730	8-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	(730)	8-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	419	4-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	(419)	4-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	1,100	3-Sep-14	Same-Day Sale Option Exercise
Robin Ranzal-Knowles	(1,100)	3-Sep-14	Same-Day Sale Option Exercise
Timothy R. Oakes	7,500	13-Aug-14	Same-Day Sale Option Exercise
Timothy R. Oakes	(7,500)	13-Aug-14	Same-Day Sale Option Exercise
Paul Guzzi	16,000	6-Jun-14	Same-Day Sale Option Exercise
Paul Guzzi	(16,000)	6-Jun-14	Same-Day Sale Option Exercise
Michael Loeb	2,700	4-Jun-14	RSA Award/Issuance
Nancy Leaming	2,700	4-Jun-14	RSA Award/Issuance
Paul E. Flynn	2,700	4-Jun-14	RSA Award/Issuance
Paul Guzzi	2,700	4-Jun-14	RSA Award/Issuance
Wayne Wilson	2,700	4-Jun-14	RSA Award/Issuance
Michael Loeb	20,000	22-May-14	Option Exercise Hold

Name	Acquisition or (Sale)	Date	Description
David Clancey	20,000	5-Mar-14	RSA Award/Issuance
Robin Ranzal-Knowles	12,500	5-Mar-14	RSA Award/Issuance
Shirley Singleton	20,000	5-Mar-14	RSA Award/Issuance
Timothy R. Oakes	12,500	5-Mar-14	RSA Award/Issuance
Kristin Zaepfel	6,300	5-Mar-14	RSA Award/Issuance
Kristin Zaepfel	3,683	26-Nov-13	Same-Day Sale Option Exercise
Kristin Zaepfel	(3,683)	26-Nov-13	Same-Day Sale Option Exercise
Kristin Zaepfel	4,933	25-Nov-13	Same-Day Sale Option Exercise
Kristin Zaepfel	(4,933)	25-Nov-13	Same-Day Sale Option Exercise

STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES

Advance Notice Procedures

Nominations of persons for election to the Board of the Company and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) by or at the direction of the Board pursuant to a resolution adopted by a majority of the total number of directors which the Company at the time would have if there were no vacancies or (ii) by any stockholder of the Company who is entitled to vote at the meeting with respect to the election of directors or the business to be proposed by such stockholder, as the case may be, who complies with the notice procedures set forth below and who is a stockholder of record at the time such notice is delivered to the secretary of the Company as provided below.

For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (ii) of the preceding paragraph, the stockholder must have given timely notice thereof in writing to the secretary of the Company and such business must be a proper subject for stockholder action under the DGCL. To be timely, a stockholder’s notice shall be delivered to the secretary of the Company at the principal executive office of the Company not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than either the close of business on the tenth day following the earlier of (i) the day on which notice of the date of such meeting was mailed or (ii) the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (x) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (y) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (z) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (B) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

Notwithstanding anything in the second sentence of the preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least eighty days prior to the first anniversary of the preceding year’s annual meeting, a stockholders’ notice required by the preceding paragraph shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

These requirements are separate and distinct from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Stockholder Proposals For 2016

To be considered for presentation at our 2016 Annual Meeting of Stockholders, inclusion in the proxy statement and on the proxy card, a stockholder proposal must be received at our offices no later than December 24, 2015. For stockholder proposals or other business matters that may be raised at the 2016 Annual Meeting of

Stockholders, but not included in the proxy statement or on the proxy card that are submitted outside the proposal process identified in the preceding sentence, if we do not receive notice of any such matter that a stockholder wishes to raise at the 2016 Annual Meeting of Stockholders during the period commencing March 5, 2016 and ending April 4, 2016, then no business matters, other than those included in the notice of Annual Meeting for the 2016 Annual Meeting of Stockholders, may properly come before the 2016 Annual Meeting of Stockholders. All proposals and notifications for the 2016 Annual Meeting of Stockholders should be addressed in writing to the attention of the Corporate Secretary, Edgewater Technology, Inc., 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880 and should satisfy the particular requirements of the Bylaws.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Consent Revocation Statement may have been sent to multiple stockholders in your household. If you would like to obtain another copy of any document, please contact Okapi Partners at 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, telephone (855) 305-0856 (Toll Free), (212) 297-0720 (Collect) or our Investor Relations Department at 200 Harvard Mill Square, Suite 210, Wakefield, Massachusetts 01880, telephone (781) 246-3343.

If you want to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

We appreciate your support and encouragement.

On Behalf of the Board of Directors,

/s/ Timothy R. Oakes
Timothy R. Oakes Chief Financial Officer, Treasurer and Secretary

IMPORTANT

The Board urges you NOT to return any [            ] consent card solicited from you. If you have previously returned any such [            ] consent card, you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the [            ] consent card.

For additional information or assistance, please call Okapi Partners, our proxy solicitor, toll free at (855) 305-0856. Okapi Partners’s address is 1212 Avenue of the Americas, 24th Floor, New York, New York 10036.

If you have questions or need assistance revoking consent on your

Edgewater shares please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Email: info@okapipartners.com

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders Call Toll-Free: (855) 305-0856

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED NOVEMBER 10, 2015

CONSENT REVOCATION CARD — WHITE

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

EDGEWATER TECHNOLOGY, INC.

The undersigned, a holder of shares of common stock, par value $0.01 per share (the “Shares”), of Edgewater Technology, Inc. (the “Company”), acting with respect to all Shares held by the undersigned at the close of business on November 13, 2015, hereby acts as follows concerning the proposals of Lone Star Value Investors, LP set forth on reverse side.

(CONTINUED ON REVERSE SIDE)

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as ☑ indicated in this example.

PROPOSALS OF LONE STAR VALUE INVESTORS, LP

PROPOSAL 1:	Repeal any provision of the amended and restated bylaws of the Company (the “Bylaws”) of Edgewater Technology, Inc. (the “Company”) in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect as of September 26, 2007 and were filed with the Securities and Exchange Commission on September 28, 2007.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
PROPOSAL 2:	Remove without cause five members of the Board, Paul E. Flynn, Paul Guzzi, Nancy L. Leaming, Michael R. Loeb and Wayne Wilson, and any person (other than those elected by the consent of the group represented by Lone Star Value Investors, LP) elected or appointed to the Board to fill any vacancy on the Board or any newly created directorships on or after October 26, 2015 and prior to the effectiveness of this proposal.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
PROPOSAL 3:	Amend Article II, Section 2 of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of the Company shall be filled exclusively by the stockholders of the Company.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
PROPOSAL 4:	Amend Article II, Section 1 of the Bylaws to fix the size of the Board at six members.
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT
PROPOSAL 5:	Elect the group represented by Lone Star Value Investors, LP’s five nominees—Lenny Alugas, Stephen R. Bova, Robert G. Pearse, Dhruwa N. Rai and Timothy Whelan—to serve as directors of the Company (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designed as a nominee by the remaining nominee or nominees).
☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES FOR ALL PROPOSALS.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:                                                                                                                                        , 2015.

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Title or Authority:

Please sign in the same form as your name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.